                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                          COCA-COLA ENTERPRISES, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

    --------------------------------------------------------------------------

Notes:

                 [LOGO OF COCA-COLA ENTERPRISES INC. APPEARS HERE]

Summerfield K. Johnston, Jr.                                    PO Box 723040
    Chairman and                                             Atlanta, GA 31139
  Chief Executive Officer                                        770 989-3000

                                March 12, 1998

     Dear Share Owner,

       The 1998 Annual Meeting of Share Owners of Coca-Cola
     Enterprises Inc. will be held in Wilmington, Delaware on Friday, April 17, 1998, at 10:30 a.m. You are cordially invited to attend.

       The enclosed meeting notice and proxy statement contain details concerning the business to be discussed at the meeting.

       Please sign, date and return your proxy card in the enclosed envelope promptly; this will assure that your shares will be represented and voted at the meeting, even if you cannot be there.

                                             [SIGNATURE OF SUMMERFIELD K.
                                             JOHNSTON, JR. APPEARS HERE]
                                             Summerfield K. Johnston, Jr.

               [LOGO OF COCA-COLA ENTERPRISES INC. APPEARS HERE]

                 NOTICE OF 1998 ANNUAL MEETING OF SHARE OWNERS

TIME:         10:30 a.m. (local time), Friday, April 17, 1998

PLACE:        Hotel du Pont
              11th and Market Streets
              Wilmington, Delaware

AGENDA:       Consider and act upon the following:

              1. The election of three directors to serve until the 2001 Annual Meeting of Share Owners of Coca-Cola Enterprises Inc. (the "Company"). Those to be nominated are:

              J. Trevor Eyton    Scott L. Probasco, Jr.
              L. Phillip Humann

              2. The Company's Long-Term Incentive Plan (Effective January 1, 1998);

              3. The Company's Executive Management Incentive Plan (Effective January 1, 1998);

              4. The appointment of Ernst & Young LLP as independent auditors of the Company for the 1998 fiscal year;

              5. A share-owner proposal to create an independent nominating committee;

              6. A share-owner proposal to change the Company's stock option plans to prohibit modifications to options; and

              7. The transaction of such other business as may properly come before the meeting and any adjournments of it.

RECORD DATE:  Holders of common stock of the Company at the close of business on February 20, 1998 are entitled to vote.

  More information about the above can be found in the attached proxy statement.

                                          By Order of the Board of Directors

                                          J. GUY BEATTY, JR.
                                          Secretary
Atlanta, Georgia
March 12, 1998

  EACH SHARE OWNER IS ENCOURAGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. A SHARE OWNER WHO DECIDES TO ATTEND THE MEETING MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                          COCA-COLA ENTERPRISES INC.
                           2500 WINDY RIDGE PARKWAY
                            ATLANTA, GEORGIA 30339

                                                                 March 12, 1998

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHARE OWNERS
                    TO BE HELD AT 10:30 A.M. APRIL 17, 1998
      AT THE HOTEL DUPONT, 11TH AND MARKET STREETS, WILMINGTON, DELAWARE

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Coca-Cola Enterprises Inc. (the "Company") to be voted at the 1998 Annual Meeting of Share Owners of the Company and at any adjournments thereof.

  The mailing address of the principal executive offices of the Company is Post Office Box 723040, Atlanta, Georgia 31139. The approximate date on which this proxy statement and form of proxy are first being sent or given to share owners is March 12, 1998.

                                    VOTING

  Only owners of record of shares of common stock of the Company ("Company Stock") at the close of business on February 20, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Each share owner of record on the record date is entitled to one vote for each share of Company Stock so owned. On February 20, 1998, there were 387,003,367 shares of Company Stock issued and outstanding. Under the Company's bylaws, the holders of a majority of the issued and outstanding shares of Company Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business. Share owners may vote in favor of all nominees for election as directors, withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to all other proposals, share owners may vote either in favor of or against each proposal, or abstain from voting. Share owners should specify their choices on the enclosed form of proxy card.

                   Recommendations of the Board of Directors

   If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a properly signed proxy card will be voted in accordance with the recommendations of the Board of Directors:

    FOR the election of the following three persons to be nominated to serve until the 2001 Annual Meeting of Share Owners:

        J. Trevor Eyton    Scott L. Probasco, Jr.
        L. Phillip Humann

    FOR approval of the Company's Long-Term Incentive Plan (Effective January 1, 1998);

    FOR approval of the Company's Executive Management Incentive Plan (Effective January 1, 1998);

    FOR ratification of Ernst & Young LLP's appointment as independent auditors of the Company for the 1998 fiscal year;

    AGAINST a share-owner proposal to create an independent nominating committee; and

    AGAINST a share-owner proposal to change the stock option plans to prohibit modifications to options.

  If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment as to what is in the best interest of the Company.

  The three nominees for directors receiving the highest vote totals will be elected as directors of the Company. Therefore, abstentions and broker nonvotes* will have no effect on the vote for the election of directors.

  With respect to all other proposals, the affirmative vote of the holders of a majority of the Company Stock present, or represented and entitled to vote, at the Annual Meeting, will be required to approve such proposals. Abstentions will be counted as present and entitled to vote, and will have the effect of "No" votes. Broker nonvotes will not be included in vote totals and will have no effect on the outcome of each vote.

  Proxies and votes will be tabulated by First Chicago Trust Company of New York, the transfer agent for the shares of Company Stock. Because certain holders of more than a majority of Company Stock (see "Principal Share Owners") have advised the Company of their intention to vote all such shares in accordance with the recommendations of the Board of Directors, the presence of a quorum and approval of all proposals except the two share-owner proposals are reasonably assured.

  All proxies delivered pursuant to this solicitation are revocable at any time prior to voting at the option of the persons executing them either by giving written notice to the Secretary of the Company, by delivering a proxy bearing a later date, or by voting in person at the Annual Meeting. All properly executed proxies delivered and not revoked will be voted at the Annual Meeting in accordance with the directions given.

  All expenses incurred in connection with the solicitation of proxies will be borne by the Company. Such costs include charges by brokers, banks, fiduciaries and custodians for forwarding proxy materials to beneficial owners of Company Stock held in their names. Solicitation may be undertaken by mail, telephone and personal contact by directors, officers and employees of the Company without additional compensation.

PRINCIPAL SHARE OWNERS

  The table below shows certain information as of February 20, 1998, concerning persons known to the Company to be the beneficial owners of more than five percent of the Company Stock:

                                                   NUMBER OF SHARES    PERCENT
   NAME AND ADDRESS                               BENEFICIALLY OWNED   OF CLASS
   ----------------                               ------------------   --------
   The Coca-Cola Company.........................    168,956,718(/1/)    43.7
    One Coca-Cola Plaza
    Atlanta, Georgia 30313
   Summerfield K. Johnston, Jr...................     33,490,259(/2/)     8.6
    2500 Windy Ridge Parkway
    Atlanta, Georgia 30339

----------
(/1/) The Coca-Cola Company has advised the Company that it intends to vote its shares of Company Stock in accordance with the recommendations of the Board of Directors.
(/2/) Summerfield K. Johnston, Jr. is Chairman of the Board of Directors and
      Chief Executive Officer of the Company. See "Election of Directors (Proposal No. 1)--Information Concerning Directors" and "--Security Ownership of Directors and Officers" below. Mr. Johnston has advised the Company that he intends to vote his shares of Company Stock in accordance with the recommendations of the Board of Directors.
--------
* "Broker nonvotes" are limited proxies submitted by brokers who do not have the required voting authority from the beneficial owners.

                             ELECTION OF DIRECTORS
                               (PROPOSAL NO. 1)

NOMINEES

  Pursuant to the bylaws of the Company, the Board of Directors has set the number of directors of the Company at thirteen. The directors are divided into three classes, with approximately one-third of the members of the Board of Directors to be elected by the share owners annually to serve three-year terms. Under the Company's bylaws, no person who has attained the age of 70 can be nominated or renominated for election as a director.

  The Board of Directors has selected J. Trevor Eyton, L. Phillip Humann and Scott L. Probasco, Jr., to be nominated to stand for election as directors at the Annual Meeting. Each of the nominees has consented to serve as a director if elected at the Annual Meeting. Should any one or more of these nominees become unable to serve for any reason, or choose not to serve (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named in the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THE ELECTION OF J. TREVOR EYTON, L. PHILLIP HUMANN AND SCOTT L. PROBASCO, JR. AS DIRECTORS TO HOLD OFFICE UNTIL THE 2001 ANNUAL MEETING OF SHARE OWNERS, AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED.

INFORMATION CONCERNING DIRECTORS

  Information regarding the principal occupations (which have continued for at least the past five years unless otherwise noted) of the directors and nominees for directors of the Company, as well as certain other information, is set forth below.

-------------------------------------------------------------------------------

                  NOMINEES FOR ELECTION TO TERM EXPIRING 2001

-------------------------------------------------------------------------------

[Photograph Of  J. TREVOR EYTON, 63, has been Senior Chairman and a senior
 J. Trevor      officer of EdperBrascan Corporation (natural resources;
 Eyton]         integrated power systems; real estate development and
                management; banking and brokerage services) since 1979. Since
                1990, he has been a Member of the Senate of Canada. Sen. Eyton is also a director of Barrick Gold Corporation (gold production company), Noranda Inc. (diversified natural resources company--mining and metals, forest products, oil and gas), EdperBrascan Corporation, Trilon Financial Corporation
                (management of companies and enterprises, finance and insurance), and M.A. Hanna Company (specialty chemicals firm).
                He was a director of Coca-Cola Beverages Ltd. until its acquisition by the Company in 1997.


[Photograph Of  L. PHILLIP HUMANN, 52, is, as of the date of this proxy
 L. Phillip     statement, President and a director of SunTrust Banks, Inc.;
 Humann]        effective March 21, 1998, he will become Chairman of the Board and Chief Executive Officer of SunTrust Banks, Inc. He is also a director of Equifax Inc. (information services company) and Haverty Furniture Companies, Inc. (furniture retailer). He has been a director of the Company since 1992.


[Photograph Of  SCOTT L. PROBASCO, JR., 69, is a director and Chairman of the
 Scott L.       Executive Committee of the Board of SunTrust Bank,
 Probasco, Jr.] Chattanooga, N.A. He is also a director of Chattem, Inc.
                (diversified manufacturer and marketer of consumer products and specialty chemicals), Provident Companies, Inc. (insurance holding company) and SunTrust Banks, Inc. He has been a director of the Company since 1991.

-------------------------------------------------------------------------------

                  INCUMBENT DIRECTORS -- TERMS EXPIRING 1999

-------------------------------------------------------------------------------

[Photograph of  JOHN L. CLENDENIN, 63, retired at the end of 1997 as Chairman
 John L.        of the Board of BellSouth Corporation (telecommunications
 Clendenin]     holding company). He served as President and Chief Executive
                Officer of BellSouth Corporation from 1984 through 1996. He is a director emeritus of BellSouth Corporation, a director of Equifax Inc. (credit information provider), RJR Nabisco
                Holdings Corp. (manufacturer of tobacco products and packaged foods), The Kroger Co. (retail grocery chain), Wachovia Corp.
                (bank holding company), Springs Industries, Inc. (producer of finished fabrics, home furnishings and industrial fabrics), National Service Industries, Inc. (producer of lighting equipment, envelopes and chemicals and provider of linen services), and The Home Depot, Inc. (retailer of home improvement products). He has been a director of the Company since 1986.


[Photograph of  JOSEPH R. GLADDEN, JR., 55, has been Senior Vice President of
 Joseph R.      The Coca-Cola Company since April 1991 and General Counsel of
 Gladden, Jr.]  The Coca-Cola Company since April 1990. He has been a director of the Company since October 1997 and was elected Vice
                Chairman of the Board in December 1997.


[Photograph of  JOHN E. JACOB, 63, has been Executive Vice President of
 John E. Jacob] Anheuser-Busch Companies, Inc. (brewer) since 1994 and a director of that company since 1990. He served as President and Chief Executive Officer of the National Urban League, Inc. (community-based social service and advocacy agency) from 1982 to 1994. He is a director of LTV Corporation (manufacturer of steel and energy products). He has been a director of the Company since 1986.


[Photograph of  SUMMERFIELD K. JOHNSTON, JR., 65, has served as Chairman of
 Summerfield K. the Board of Directors since October 1997 and Chief Executive Johnston, Jr.] Officer of the Company since 1991. He was Vice Chairman of the
                Board from 1991 to October 1997. Mr. Johnston is a director of SW Centrifugal, Inc. (bronze foundry), SunTrust Bank, Chattanooga, N.A. and, since October 1997, a director of SunTrust Banks, Inc.


[Photograph of  ROBERT A. KELLER, 67, is a consultant to The Coca-Cola
 Robert A.      Company. He has been a director of the Company since 1986. He
 Keller]        was also a director of The Coca-Cola Bottling Company of New
                York, Inc. until its acquisition by the Company in 1997.

-------------------------------------------------------------------------------

                  INCUMBENT DIRECTORS -- TERMS EXPIRING 2000

-------------------------------------------------------------------------------

[Photograph of  HOWARD G. BUFFETT, 43, has been Chairman of the Board, The GSI
 Howard G.      Group (manufacturer of agricultural equipment) since June 1996
 Buffett]       and President of Buffett Farms since 1989. Mr. Buffett served as Chairman of the Executive Committee and President, International Operations of The GSI Group from September 1995 to June 1996. Mr. Buffett was Corporate Vice President and
                Assistant to the Chairman and a director of Archer Daniels
                Midland Company (agricultural processor and merchandiser) from 1992 to 1995. He is a director of Berkshire Hathaway Inc.
                (diversified holding company) and Lindsay Manufacturing
                (manufacturer of agricultural irrigation equipment). He has been a director of the Company since 1993.


[Photograph of  JOHNNETTA B. COLE, 61, is President Emerita of Spelman
 Johnnetta B.   College, Atlanta, Georgia. She was President of Spelman
 Cole]          College from 1987 to June 1997. Dr. Cole is also a director of
                Merck & Co., Inc. (manufacturer of health maintenance and restoration products), Management Training Corporation (a privately held company that manages Job Corps centers and offers educational programs to correctional institutions) and The Home Depot, Inc. (home improvement retailer). She has been a director of the Company since 1990.


[Photograph of  CLAUS M. HALLE, 70, is an international consultant to The
 Claus M.       Coca-Cola Company. He was a director of The Coca-Cola Bottling
 Halle]         Company of New York, Inc. until its acquisition by the Company in 1997. He has been a director of the Company since 1988.


[Photograph of  JEAN-CLAUDE KILLY, 54, has been Chairman and Chief Executive
 Jean-Claude    Officer of The Company of the Tour de France (organizer and
 Killy]         promoter of sporting events) since 1994 and Chairman of the
                Board of Coca-Cola Entreprise, S.A. (the Company's French bottler) since 1993. From 1992 until 1996, he served as Chairman of the Board of Amaury Sport Organization (organizer of recreational, cultural and sporting activities). Mr. Killy is a director of Amaury Sport Organization and The Philippe
                Amaury Editions, S.A. (publisher) and serves as a member of the International Olympic Committee. He has been a director of the Company since April 1997.


[Photograph of  HENRY A. SCHIMBERG, 65, has served as President, Chief
 Henry A.       Operating Officer and a director of the Company since 1991.
 Schimberg]

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  In accordance with the bylaws of the Company, the Board of Directors has established eight standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Committee on Directors, a Public Issues Review Committee, a Retirement Plan Review Committee, a Capital Projects Review Committee and an Affiliated Transaction Committee.

  The Executive Committee, between meetings of the Board of Directors, may exercise the powers of the Board of Directors except with respect to a limited number of matters, which include amending the certificate of incorporation or the bylaws of the Company and recommending to the share owners of the Company a merger of the Company, the sale of all or substantially all of the assets of the Company or the dissolution of the Company. Members are Messrs. Summerfield
K. Johnston, Jr. (Chairman), Joseph R. Gladden, Jr., L. Phillip Humann and Scott L. Probasco, Jr. The Executive Committee did not meet in 1997.

  The Audit Committee recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the audits, reviews the adequacy and effectiveness of the Company's internal controls, reviews the quality and integrity of the Company's annual and interim external financial reports, reviews the professional services furnished by the independent auditors to the Company and handles any other matters the Board of Directors deems appropriate. Members are Messrs. Humann (Chairman), John L. Clendenin and Francis A. Tarkenton and Dr. Johnnetta B. Cole. The Audit Committee met three times in 1997.

  The Compensation Committee reviews and approves all salary arrangements, including annual and long-term incentive awards and other remuneration, for officers of the Company. It also is responsible for administration of the Company's stock option and restricted stock plans, incentive plans, and certain other compensation plans. Members are Messrs. Clendenin (Chairman), Claus M. Halle, Robert A. Keller and Tarkenton. The Compensation Committee met five times in 1997 and took one action by written consent.

  The Committee on Directors recommends to the Board of Directors candidates for election to the Board of Directors and reviews matters relating to potential director conflicts of interest and directors' fees and retainers. The Committee on Directors also considers nominees for directorships submitted by share owners. All nominations by share owners must be made in accordance with the bylaws of the Company. See "Share-Owner Proposals for 1999 Annual Meeting." Members are Messrs. Halle (Chairman), Gladden, John E. Jacob, Johnston and Jean-Claude Killy. The Committee on Directors met twice in 1997.

  The Public Issues Review Committee reviews Company policy and practice relating to significant public issues of concern to the share owners, the Company, its employees, the communities served by the Company and the general public. Members are Messrs. Howard G. Buffett (Chairman), Killy, Henry A. Schimberg and Probasco and Dr. Cole. The Public Issues Review Committee met once in 1997.

  The Retirement Plan Review Committee reviews the administration of all employee retirement plans for the Company and the financial condition of all trusts and other funds established pursuant to such plans. Members are Messrs. Jacob (Chairman), Buffett and Humann. The Retirement Plan Review Committee met once in 1997.

  The Capital Projects Review Committee reviews and approves all proposed capital projects for property, plant and equipment of the Company where the amount involved for a specific project is $1 million or more. Capital projects of $10 million or more require approval of the full Board of Directors. Members are Messrs. Johnston, Gladden and Schimberg. The Capital Projects Review Committee took action by written consent on six occasions in 1997.

  The Affiliated Transaction Committee, reviews, considers and negotiates any proposed merger or consolidation or purchase of an equity interest or assets, other than in the ordinary course of business, from any entity in which The Coca-Cola Company has a 20 percent or greater equity or other ownership interest, and which transaction has an aggregate value exceeding $10 million. The Affiliated Transaction Committee considers whether any proposed transaction, as described above, should be approved by a vote of the share owners of the Company which is greater than or in addition to any vote required by law. Members are Messrs. Clendenin (Chairman), Jacob and Tarkenton. The Affiliated Transaction Committee met six times in 1997.

  In 1997, the Board of Directors held five meetings. Each director attended at least 75 percent of the total of all meetings of the Board and each committee on which such director served, except for Dr. Cole.

COMPENSATION OF DIRECTORS

  Each director who is not an officer or employee of the Company receives an annual retainer of $35,000 for service on the Board and $3,000 if he or she chairs a committee of the Board. Each such director also receives $1,000 for each Board meeting attended, and, unless he or she is an officer or employee of the Company or The Coca-Cola Company, $1,000 for each meeting of a committee of the Board attended.

  The Chairman of the Board, regardless of whether he is an officer or employee of the Company or The Coca-Cola Company, receives an annual retainer of $35,000 for service on the Board and $3,000 if he chairs a committee of the Board. Additionally, he receives $1,000 for each meeting of the Board attended, but does not receive a fee for attendance at a meeting of a committee of the Board.

  During 1997, the directors earned $535,700 in retainers and fees. Each director is entitled to reimbursement for reasonable expenses incurred in attending a meeting of the Board or a committee.

  The nonemployee directors have a deferred compensation plan into which one-third of all meeting fees and $15,000 of the annual retainer are paid into deferred compensation accounts that are valued as if invested in Company Stock. The directors may also elect to have some or all of the balance of their retainer and fees deferred into these stock accounts or into accounts which earn interest at the prevailing rate. Under the terms of this plan, the Chairman of the Board participates, regardless of whether he is an employee of the Company or The Coca-Cola Company. However, he is not permitted to make voluntary deferrals into the plan.

  In 1997, each nonemployee director then on the Board was granted an option to purchase 7,500 shares of Company Stock at $15.8958 per share (restated to reflect the Company's three-for-one stock split occurring in the second quarter of 1997). These options became exercisable only as target increases in the market value of Company Stock were met. All options are now exercisable any time prior to the expiration of their term, January 2, 2007. In 1998, each nonemployee director was granted an option to purchase 4,250 shares of Company Stock. The options are divided into five subgrants of 850 options, having exercise prices of $40.1422, $46.1635, $53.0880, $61.0512 and $70.2089. The
options become vested in stages: one-third will vest upon each of the first three anniversaries of the grant date, January 2, 1998; however, if before all options have vested, the director dies, becomes disabled, or completes a term and cannot be renominated because of the Company's mandatory retirement age for directors, then all unvested options will become vested. The options, once vested, remain exercisable until January 2, 2008, or for shorter periods following the director's death, disability, resignation or mandatory retirement from the Board.

  As of December 31, 1997, the directors terminated further participation in the retirement plan which had been in effect for directors who were not employees or former employees of the Company or of The Coca-Cola Company. Prior to its termination, the retirement plan was amended to permit participants to transfer the present value of benefits accrued at December 31, 1997 into the accounts of the deferred compensation plan that are valued as if invested in Company Stock. In 1998 and each year thereafter, the Company will credit each such stock account with $16,000 for each participating director in lieu of future accruals under the retirement plan.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

  The number of shares of Company Stock and of the common stock of The Coca-Cola Company ("Coca-Cola Stock") owned beneficially by each director, each nominee for director, and each other "named executive officer" (see "Executive Compensation -- Summary of Cash and Certain Other Compensation" below) and by all directors and named executive officers as a group, as of February 20, 1998, except as otherwise indicated, is set forth in the table below. Unless otherwise indicated, all persons shown in the table have sole voting and investment power with regard to the shares shown.

                                    NUMBER OF SHARES BENEFICIALLY OWNED
                           -----------------------------------------------------
                                                          THE COCA-COLA COMPANY
                                   COMPANY STOCK              COMMON STOCK
                           ----------------------------- -----------------------
                               NUMBER OF      PERCENTAGE  NUMBER OF   PERCENTAGE
          NAME             SHARES OWNED (/1/)  OF CLASS  SHARES OWNED  OF CLASS
          ----             ------------------ ---------- ------------ ----------
Howard G.
 Buffett(/2/)(/3/).......          28,109           *        26,786        *
John L.
 Clendenin(/3/)(/4/).....          30,907           *             0        *
Johnnetta B.
 Cole(/5/)(/6/)..........          26,485           *           500        *
J. Trevor Eyton..........               0           *             0        *
Joseph R. Gladden,
 Jr.(/7/)................           1,548           *       738,517
Claus M. Halle(/3/)(/8/).          51,213           *     1,658,300        *
L. Phillip
 Humann(/5/)(/9/)........          24,921           *            40        *
John E.
 Jacob(/3/)(/10/)........          35,617           *             0        *
Summerfield K. Johnston,
 Jr.(/11/)...............      33,490,259         8.6        90,400        *
Robert A.
 Keller(/3/)(/12/).......          24,727           *       544,007        *
Jean-Claude
 Killy(/13/).............           7,796           *         5,000        *
Scott L. Probasco,
 Jr.(/3/)(/14/)..........       1,603,534           *         5,000        *
Henry A.
 Schimberg(/15/).........       6,319,380         1.6        44,300        *
Francis A.
 Tarkenton(/3/)(/16/)....          25,904           *       191,850        *
John R. Alm(/17/)........       2,163,628           *             0        *
Norman P. Findley
 III(/18/)...............         670,819           *        19,474        *
Lowry F. Kline(/19/).....         762,364           *             0        *
All directors and
 executive officers as a
 group
 (24 persons), including
 those directors and
 nominees named
 above(/20/).............      50,076,874        12.6     3,399,040        *

--------
*  Less than one percent
(/1/) Reflects three-for-one stock split effective May 1, 1997.
(/2/) Includes 15,000 shares of Company Stock owned jointly with his wife, 60 shares held by his minor children, and his stock account balance in the Company's Deferred Compensation Plan for Non-Employee Director Compensation (the "Deferred Compensation Plan") which will be paid in 5,549 shares of Company Stock upon distribution from the plan. Includes 26,696 shares of Coca-Cola Stock owned jointly with his wife and 90 shares held by his minor children.
(/3/) With respect to Messrs. Buffett, Clendenin, Halle, Jacob, Keller,
      Probasco and Tarkenton, beneficial ownership as reported in the table includes 7,500 shares of Company Stock which may be acquired by each such director upon the exercise of outstanding stock options.

(/4/) Includes his stock account balance in the Deferred Compensation Plan which will be paid in 17,407 shares of Company Stock upon distribution from the plan.

(/5/) Beneficial ownership as reported in the table includes 12,000 shares of Company Stock which may be acquired by each of Dr. Cole and Mr. Humann upon the exercise of outstanding stock options.

(/6/) Includes her stock account balance in the Deferred Compensation Plan which will be paid in 14,260 shares of Company Stock upon distribution from the plan. Includes 500 shares of Coca-Cola Stock owned jointly with her husband.

(/7/) Includes his stock account balance in the Deferred Compensation Plan which will be paid in 548 shares of Company Stock upon distribution from the plan. Includes 320,000 restricted shares of Coca-Cola Stock, 37 shares of Coca-Cola Stock held in trust through The Coca-Cola Company Thrift and Investment Plan as of December 31, 1997, and 159,598 shares of Coca-Cola Stock which may be acquired upon the exercise of outstanding stock options.

(/8/) Includes 30,000 shares of Company Stock held in a trust of which he is co-trustee and beneficiary, 1,724 shares of Company Stock held in a revocable trust, and his stock account balance in the Deferred Compensation Plan which will be paid in 11,989 shares of Company Stock upon distribution from the plan. Includes 36,880 shares of Coca-Cola Stock owned by his wife and of which he has disclaimed beneficial ownership, 100,000 shares of Coca-Cola Stock owned by a foundation of which he is a co-trustee, and 58,300 shares of Coca-Cola Stock held in a charitable trust of which he is a donor.

(/9/) Includes 4,064 shares of Company Stock held in the Company's dividend reinvestment plan and his stock account balance in the Deferred Compensation Plan which will be paid in 6,857 shares of Company Stock upon distribution from the plan. Includes 40 shares of Coca-Cola Stock held in trust for his son.

(/10/) Includes his stock account balance in the Deferred Compensation Plan which will be paid in 28,117 shares of Company Stock upon distribution from the plan.

(/11/) Includes 8,967 shares of Company Stock owned by his wife, 1,295,158 shares of Company Stock held in trust for his daughter, 1,685,541 shares of Company Stock held in a trust for his son of which he is a co-trustee, and 3,943,968 shares of Company Stock held in a trust of which he is a co-trustee. Also, includes options to acquire 4,680,600 shares of Company Stock which are exercisable or will be exercisable within sixty days from the date of this table, 12,356 shares of Company Stock held in trust through the Company's Matched Employee Savings and Investment Plan ("MESIP") and 75,673 shares of Company Stock held pursuant to the Company's Supplemental Matched Employee Savings and Investment Plan ("SuppMESIP") both as of December 31, 1997. Includes 88,000 shares of Coca-Cola Stock held by two trusts of which he is a co-trustee, 960 shares of Coca-Cola Stock held in a trust for his daughter and 1,440 shares of Coca-Cola Stock held in a trust for his son of which he is a co-trustee.

(/12/) Includes 309 shares of Company Stock owned by his wife, of which he has disclaimed beneficial ownership, and his stock account balance in the Deferred Compensation Plan which will be paid in 4,996 shares of Company Stock upon distribution from the plan. Includes 11,590 shares of Coca-Cola Stock owned by his wife and 90,893 shares of Coca-Cola Stock held in trusts of which his wife is a trustee, as to all of which he has disclaimed beneficial ownership, and 5,412 shares of Coca-Cola Stock held in a family foundation.

(/13/) Includes his stock account balance in the Deferred Compensation Plan which will be paid in 1,796 shares of Company Stock upon distribution from the plan.

(/14/) Includes 7,500 shares of Company Stock held in trust for his wife, of which he has disclaimed beneficial ownership, 1,579,473 shares of Company Stock held in a trust for which he is trustee, and his stock account balance in the Deferred Compensation Plan which will be paid in 9,061 shares of Company Stock upon distribution from the plan.
(/15/) Includes 4,650 shares of Company Stock owned by his wife, 1,165,047 shares of Company Stock held pursuant to his Deferred Compensation Agreement (See "Executive Compensation -- Employment Contracts and Termination of Employment Arrangements"), options to acquire 1,896,900 shares of Company Stock which are exercisable or will be exercisable within sixty days from the date of this table, and 1,275,000 restricted shares of Company Stock which are subject to forfeiture. Includes 5,456 shares of Company Stock and 40,090 shares of Coca-Cola Stock held in trust through the MESIP and 44,227 shares of Company Stock and 4,210 shares of Coca-Cola Stock held pursuant to the SuppMESIP, all as of December 31, 1997.
(/16/) Includes his stock account balance in the Deferred Compensation Plan which will be paid in 16,904 shares of Company Stock upon distribution from the plan. Includes 6,700 shares of Coca-Cola Stock held by his wife.
(/17/) Includes 2,419 shares of Company Stock owned by his wife, 350 shares of Company Stock owned by his children, 5,000 shares held in a family foundation of which he is a trustee, 598,038 shares of Company Stock held pursuant to his Deferred Compensation Agreement (See "Executive Compensation -- Employment Contracts and Termination of Employment Arrangements"), options to acquire 534,000 shares of Company Stock which are exercisable or will be exercisable within sixty days from the date of this table, 600,000 restricted shares of Company Stock which are subject to forfeiture, 55,693 shares of Company Stock held in trust through the MESIP and 38,628 shares of Company Stock held pursuant to the SuppMESIP, both as of December 31, 1997.
(/18/) Includes options to acquire 320,400 shares of Company Stock which are exercisable or will be exercisable within sixty days from the date of this table, 255,000 restricted shares of Company Stock which are subject to forfeiture and 5,310 shares of Company Stock held in trust through the MESIP and 1,009 shares of Company Stock held pursuant to the SuppMESIP, both as of December 31, 1997. Includes 19,474 shares of Coca-Cola Stock held in trust through The Coca-Cola Company Thrift and Investment Plan as of December 31, 1997.
(/19/) Includes options to acquire 221,700 shares of Company Stock which are exercisable or will be exercisable within sixty days from the date of this table, 420,000 restricted shares of Company Stock which are subject to forfeiture, 437 shares of Company Stock held in trust through the MESIP and 2,134 shares of Company Stock held pursuant to the SuppMESIP, both as of December 31, 1997.
(/20/) Includes options to acquire 9,422,620 shares of Company Stock which are exercisable or will be exercisable within sixty days from the date of this table, 2,955,000 restricted shares of Company Stock which are subject to forfeiture and includes 320,000 shares of Coca-Cola Stock which are subject to transfer restrictions, and options to acquire 159,598 shares of Coca-Cola Stock which are exercisable or will be exercisable within sixty days from the date of this table.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Securities and Exchange Commission thereunder require the Company's executive officers and directors and certain persons who own more than ten percent of Company Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and certain persons owning more than ten percent of Company Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on its review of the copies of such forms received by it and written representations from each such person who did not file a Form 5 that no Form 5 was due, and except as reported in prior proxy statements, the Company believes that all filing requirements applicable to such persons have been complied with in 1997 and prior years, except for the following inadvertent omissions, each of which has been subsequently reported: a distribution of shares of Company Stock during 1997 from an employee benefit plan to the spouse of John R. Alm, Executive Vice President and Chief Financial Officer; an acquisition of shares of Company Stock during 1997 by Claus M. Halle, a director; an acquisition of shares of Company Stock during 1995 by the spouse of Summerfield K. Johnston, Jr., Chairman of the Board of Directors and Chief Executive Officer and a gift of shares of Company Stock during 1995 from a family trust to Mr. Johnston's daughter; an exercise of employee options and a sale of shares of Company Stock during 1997 to pay the exercise price by Vicki
R. Palmer, Vice President and Treasurer; and an exercise of employee stock options and employee stock appreciation rights during 1997 by G. David Van Houten, Jr., Senior Vice President and Central North America Group President.

EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers (determined as of the end of the last fiscal year) (hereafter referred to as the named executive officers) for the fiscal years ended December 31, 1997, 1996 and 1995:

                          SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                                                   ----------------------------------
                                         ANNUAL COMPENSATION                 AWARDS           PAYOUTS
                                    ------------------------------ -------------------------- -------
                                                                    RESTRICTED    SECURITIES
                                                      OTHER ANNUAL     STOCK      UNDERLYING   LTIP    ALL OTHER
                                     SALARY    BONUS  COMPENSATION    AWARDS       OPTIONS/   PAYOUTS COMPENSATION
NAME AND PRINCIPAL OCCUPATION  YEAR    ($)      ($)     ($)(/1/)   ($)(/2/)(/6/) SARS(#)(/3/)   ($)     ($)(/4/)
-----------------------------  ---- --------- ------- ------------ ------------- ------------ ------- ------------
Summerfield K. Johnston, Jr..  1997 1,055,670 871,517    167,739             0            0   474,924    71,570
 Chairman and Chief            1996   985,000 935,750  2,908,199             0    2,700,000   380,439   104,102
 Executive Officer             1995   945,000 756,000  2,143,522     2,039,400      196,500   185,792    62,203

Henry A. Schimberg...........  1997   950,000 788,500     92,865             0            0   421,013    52,495
 President and Chief           1996   885,000 840,750  2,951,493    11,687,500            0   336,570   623,317
 Operating Officer             1995   840,000 672,000  2,147,057     3,072,600      174,600   163,042   512,929

John R. Alm..................  1997   430,000 310,030     65,511             0            0   144,561    27,888
 Executive Vice President      1996   410,000 332,100    574,604     5,500,000            0   113,322    52,162
 and Chief Financial Officer   1995   392,000 271,460    404,946       428,400       55,800    54,709    26,068

Norman P. Findley III........  1997   310,000 294,500      (/5/)             0            0    80,332    21,477
 Senior Vice President         1996   310,000 251,100     72,693     2,062,500            0    54,887    20,309
                               1995   236,000 153,400     58,885       192,600       26,400    27,170    13,862

Lowry F. Kline...............  1997   280,000 201,880      (/5/)             0            0    98,125     6,711
 Executive Vice President      1996   250,000 202,500      (/5/)     3,850,000            0         0    11,311
 and General Counsel           1995         0       0    151,535       135,000       18,600         0       513

--------
(/1/) "Other Annual Compensation" in 1997 includes the following reportable perquisites and other personal benefits, securities or property: for Mr. Johnston, $116,550 for nonbusiness use of Company aircraft; for Mr. Schimberg, $58,327 for nonbusiness use of Company aircraft; for Mr. Alm $40,692 for nonbusiness use of Company aircraft.
(/2/) Dividends are paid on all shares of restricted stock at the same rate paid on shares of Company Stock generally. Restricted stock awarded to executive officers is subject to vesting only upon the attainment of certain increases in the market price of Company Stock and, in the case of restricted stock granted in 1996, the grantee's continued employment with the Company. The requisite price increases required for complete vesting of the 1995 and 1996 grants have been met.
(/3/) Adjusted to reflect three-for-one stock split effective May 1, 1997.

(/4/) "All Other Compensation" in 1997 includes: for Mr. Johnston, $42,000 paid to a deferred compensation pension plan, $156 for term life insurance and $29,414 as imputed interest income; for Mr. Schimberg, $4,750 paid to a deferred compensation pension plan, $156 for term life insurance and $47,589 as imputed interest income; for Mr. Alm, $21,500 paid to a deferred compensation pension plan, $156 for term life insurance and $6,232 as imputed interest income; for Mr. Findley, $19,639 paid to a deferred compensation pension plan, $121 for term life insurance and $1,717 as imputed interest income; and for Mr. Kline, $4,750 paid to a deferred compensation pension plan, $59 for term life insurance and $1,902 as imputed interest income.
(/5/) Perquisites and other personal benefits, securities or property for this named executive officer during the fiscal year did not exceed the lesser of $50,000 or 10% of salary and bonus, and there were no other items of "Other Annual Compensation."
(/6/) At December 31, 1997, Mr. Schimberg held 1,275,000 restricted shares of
      Company Stock, having a market value at that date of $45,342,825; Mr. Alm held 600,000 restricted shares of Company Stock, having a market value at that date of $21,337,800; Mr. Findley held 255,000 restricted shares of Company Stock, having a market value at that date of $9,068,565; and Mr. Kline held 420,000 restricted shares of Company Stock, having a market value at that date of $14,936,460.

STOCK OPTIONS GRANTED

  The following table contains information concerning the grant of stock options during 1997 to the named executive officers, under the Company's 1997 Stock Option Plan and reflects that no options were granted in 1997 to any of these persons.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                         ----------------------------------------------------------------------
                            NUMBER OF      % OF TOTAL                                GRANT DATE
                           SECURITIES    OPTIONS GRANTED EXERCISE OR                  PRESENT
                           UNDERLYING    TO EMPLOYEES IN BASE/PRICE                    VALUE
NAME                     OPTIONS GRANTED   FISCAL YEAR     ($/SH)    EXPIRATION DATE    ($)
----                     --------------- --------------- ----------- --------------- ----------
Mr. Johnston............         0               0           N/A           N/A          N/A
Mr. Schimberg...........         0               0           N/A           N/A          N/A
Mr. Alm.................         0               0           N/A           N/A          N/A
Mr. Findley.............         0               0           N/A           N/A          N/A
Mr. Kline...............         0               0           N/A           N/A          N/A

OPTION/SAR EXERCISES AND HOLDINGS

  The following table provides information with respect to the named executive officers concerning the exercise of options and/or stock appreciation rights ("SARs") during the last fiscal year and the number of unexercised options and SARs held as of the end of the fiscal year.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR,
                   AND FISCAL YEAR-END OPTION AND SAR VALUES

                                         NUMBER OF
                                         SECURITIES
                                         UNDERLYING
                                        UNEXERCISED      VALUE OF UNEXERCISED
                                          OPTIONS            IN-THE-MONEY
                                     AND SARS AT FISCAL     OPTIONS/SARS AT
                                        YEAR-END (#)      FISCAL YEAR-END ($)
                                     ------------------ -----------------------
                   NUMBER
                  OF SHARES
                  ACQUIRED   VALUE
                     ON     REALIZED    EXERCISABLE/         EXERCISABLE/
NAME              EXERCISE    ($)      UNEXERCISABLE         UNEXERCISABLE
----              --------- -------- ------------------ -----------------------
Mr. Johnston.....      0        0    4,615,100 / 65,500 130,039,179 / 1,939,101
Mr. Schimberg....      0        0    1,838,700 / 58,200  56,054,155 / 1,722,988
Mr. Alm..........      0        0      515,400 / 18,600  15,695,897 /   550,646
Mr. Findley......      0        0      356,600 /  8,800  10,772,941 /   260,520
Mr. Kline........      0        0      215,500 /  6,200   6,571,601 /   183,549

LONG-TERM INCENTIVE PLANS

  The following table provides information concerning awards made during the last fiscal year to the named executive officers under the Company's long-term incentive plans. Payouts, if any, under the long-term incentive plans of the Company will be reported in the Summary Compensation Table for the year of payout. Under the 1997-1999 plan, payouts are based upon the annual growth rate of the Company's cash operating profit (operating income plus depreciation and amortization) over a three-year period. Whether a payout is at the threshold, target or maximum amount depends upon the amount of the percentage increase in the Company's cash operating profit over the relevant three-year period. Any payouts earned under the plans would be made either (i) in the first year following the end of the relevant three-year period, (ii) in full in the first year following the end of the relevant three-year period if the employee retired during such three-year period, or (iii) in the year following death or disability. The plans provide that awards may be prorated when, during a performance period, a participant retires, dies, becomes disabled or leaves the Company for immediate employment at The Coca-Cola Company or certain of its affiliates.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                      ESTIMATED FUTURE PAYOUTS
                                                                UNDER
                                                     NON-STOCK PRICE-BASED PLANS
                                                     ---------------------------
                                PERFORMANCE OR OTHER
                                    PERIOD UNTIL     THRESHOLD  TARGET  MAXIMUM
NAME                            MATURATION OR PAYOUT ($)(/1/)  ($)(/1/) ($)(/1/)
----                            -------------------- --------- -------- --------
Mr. Johnston................... 3-year period ending  40% of    80% of  160% of
                                   December 31, 1999  salary    salary   salary
Mr. Schimberg.................. 3-year period ending  40% of    80% of  160% of
                                   December 31, 1999  salary    salary   salary
Mr. Alm........................ 3-year period ending  30% of    60% of  120% of
                                   December 31, 1999  salary    salary   salary
Mr. Findley.................... 3-year period ending  30% of    60% of  120% of
                                   December 31, 1999  salary    salary   salary
Mr. Kline...................... 3-year period ending  30% of    60% of  120% of
                                   December 31, 1999  salary    salary   salary

--------
(/1/) "Salary" is the average annual base salary, as reported in the Summary
      Compensation Table, over the same three-year period.

PENSION PLANS

  The Company sponsors a noncontributory, qualified defined benefit pension plan which provides benefits for substantially all employees, excluding employees who are included in a unit of employees covered by a collective bargaining agreement. Retirement income benefits are based upon a participant's highest average annual compensation during any three of the last ten consecutive calendar years and the participant's years of credited service.

  The Company also maintains unfunded, nonqualified defined benefit pension plans, one of which provides retirement benefits in excess of those provided by the qualified plan due to the limits set forth in the Internal Revenue Code and the other of which provides retirement benefits in excess of such limits as well as an enhanced benefit formula. The combined benefit provided by the qualified and nonqualified plans is limited to 200% of the maximum annual benefit allowed at age 65 under Section 415 of the Internal Revenue Code. The maximum benefit for 1997 was $250,000.

  The following table shows the estimated annual benefits payable at normal retirement age (65) under the defined benefit qualified and nonqualified plans.

                              PENSION PLAN TABLE

                                  YEARS OF SERVICE AT RETIREMENT
              -----------------------------------------------------------------------
REMUNERATION     5      10      15      20      25      30      35      40      45
------------  ------- ------- ------- ------- ------- ------- ------- ------- -------
$  450,000     30,683  61,365  92,048 122,730 153,413 184,095 214,778 245,460 250,000
   500,000     34,183  68,365 102,548 136,730 170,913 205,095 239,278 250,000 250,000
   550,000     37,683  75,365 113,048 150,730 188,413 226,095 250,000 250,000 250,000
   600,000     41,183  82,365 123,548 164,730 205,913 247,095 250,000 250,000 250,000
   650,000     44,683  89,365 134,048 178,730 223,413 250,000 250,000 250,000 250,000
   700,000     48,183  96,365 144,548 192,730 240,913 250,000 250,000 250,000 250,000
   750,000     51,683 103,365 155,048 206,730 250,000 250,000 250,000 250,000 250,000
   800,000     55,183 110,365 165,548 220,730 250,000 250,000 250,000 250,000 250,000
   900,000     62,183 124,365 186,548 248,730 250,000 250,000 250,000 250,000 250,000
 1,000,000     69,183 138,365 207,548 250,000 250,000 250,000 250,000 250,000 250,000
 1,250,000     86,683 173,365 250,000 250,000 250,000 250,000 250,000 250,000 250,000
 1,500,000    104,183 208,365 250,000 250,000 250,000 250,000 250,000 250,000 250,000
 1,750,000    121,683 243,365 250,000 250,000 250,000 250,000 250,000 250,000 250,000
 2,000,000    139,183 250,000 250,000 250,000 250,000 250,000 250,000 250,000 250,000
 2,250,000    156,683 250,000 250,000 250,000 250,000 250,000 250,000 250,000 250,000
 2,500,000    174,183 250,000 250,000 250,000 250,000 250,000 250,000 250,000 250,000

  Benefits shown in the table above are computed as straight-life annuity amounts upon retirement at age 65 and are not subject to reduction for Social Security or other amounts.

  Covered compensation for 1997 includes salary and bonuses (annual and long-term) paid in 1997, but excludes Other Annual Compensation, Restricted Stock Awards and All Other Compensation described in the Summary Compensation Table.

  Covered compensation for 1997 as well as years of credited service at the end of the fiscal year for the executive officers is summarized below:

      OFFICER        COMPENSATION CREDITED SERVICE
      -------        ------------ ----------------
      Mr. Johnston    $2,466,344      43 Years
      Mr. Schimberg    2,211,763      16 Years
      Mr. Alm            906,661      20 Years
      Mr. Findley        641,432      10 Years
      Mr. Kline          580,625       6 Years

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

  Mr. Schimberg's Restated Compensation Agreement with Johnston Coca-Cola Bottling Group, Inc. ("Johnston Coca-Cola") dated December 16, 1991, as amended, had a balance of $9,742,010 in cash and 1,165,047 shares of Company Stock at December 31, 1997. The cash is credited with interest semiannually, at a rate paid by SunTrust Bank, Atlanta, N.A. on six-month certificates of deposit of like amount, and any dividends earned on the Company Stock are credited to the cash account. The stock and amounts held in cash will be paid to Mr. Schimberg upon the termination of his employment. Mr. Schimberg may elect installment payments over a period not to exceed ten years, but if he makes no such election, the Company may pay installments over a period of not more than five years. Payments will commence within 60 days after the termination of Mr. Schimberg's employment; interest on installment payments of cash would accrue at the rate of interest equal to the yield to maturity on ten-year United States Treasury bonds having an issue date nearest the date on which amounts become payable, unless another interest rate is agreed upon by Johnston Coca-Cola and Mr. Schimberg. Mr. Schimberg has the right to request payment of all or any part of the value of his account prior to his termination of employment, but any such payments are at the sole discretion of the board of directors of Johnston Coca-Cola.

  Mr. Alm's Deferred Compensation Agreement with Johnston Coca-Cola, dated December 16, 1991, as amended, had a balance at December 31, 1997 of $104,545 in cash and 598,038 shares of Company Stock. Dividends earned on the Company Stock are held as cash in the account, which earns interest in the same manner provided for Mr. Schimberg and described above. Mr. Alm is entitled to the value of his account only upon the termination of his employment with the Company. Mr. Alm may elect an installment period not to exceed ten years, but if no such election is made, the Company may pay installments over a period not to exceed five years. Payments will commence within 60 days after Mr. Alm's termination of employment.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee is responsible for establishing and reviewing the salaries, compensation plans and other remuneration of the officers of the Company. The programs adopted by the Committee link compensation to the Company's financial performance and growth in share-owner value.

  Compensation Philosophy. The Company's compensation program applicable to all of the executive officers continues to be based on three primary elements:

  *Base salary compensation

  *Annual cash incentive compensation

  *Long-term incentive compensation

  The 1997 programs adopted by the Committee continue the compensation policies and plans established in 1992. Significant incentives are provided to the Company's management based on successes in both increasing cash operating profit and increasing the price of the Company Stock.

  The Committee's guidelines call for the total individual compensation package (salary, bonus and incentives) to fall at or near the 80th percentile ranges for comparable positions at comparable companies, with this level achieved only in the event of the Company's outstanding performance. The overall compensation packages in 1997 for the executive officers fell within the framework of this guideline. The incentive program is designed to provide high risk and high reward potential, evidenced by the use of cash incentives payable based on the achievement of aggressive goals in increasing cash operating profit, together with performance-vested restricted stock and stock options. Compared to compensation programs at Fortune 125 Industrial companies, the Company's 1997 incentive program continues to rank among the highest in degree of difficulty, as determined by the Company's independent compensation consultants.

  Base Salary Compensation. The Committee's goal in setting base salary compensation is to be in the 50th percentile to 75th percentile base salary levels of consumer products companies of comparable size, using data from its independent compensation consultants. These companies are representative of the consumer products industry generally and are, therefore, broader than the peer group of publicly traded companies used for comparison of five-year cumulative return in this proxy statement. Further, the companies are selected without regard to financial performance. When adjusting base salary for individual executive officers in 1997, the Committee considered the financial success the Company experienced during 1996, changed duties and responsibilities, base salaries paid to individuals in comparable positions in other companies, and significant individual performance during the preceding year. While such judgments must at some point be subjective, the Committee was assisted by the recommendations of the Company's senior human resources executives, Chief

Executive Officer (who did not participate in discussions relating to his compensation) and independent compensation consultants.

  Annual Incentive Compensation. For fiscal 1997, the Committee approved an Annual Incentive Plan for the officers and executive managers of the Company which continued in all material respects the plans begun in 1992. The 1997 plan established target award levels based solely upon financial results in attaining budgeted cash operating profit increases over the prior year, consistent with management's belief that cash operating profit growth is the primary measure of the Company's financial performance. Under the plan, 100% of the targeted award would be earned in the event the Company achieved its budgeted cash operating profit target, with reduced awards payable if a minimum threshold goal is not attained and increased awards payable if the budgeted cash operating profit growth is exceeded.

  A significant portion of the cash compensation payable to the Company's executive officers is tied to the Annual Incentive Plan. Once minimum performance targets are achieved, potential awards range from 6% to 115% of salary, the percentage for each recipient commensurate with his or her level of responsibility and, thus, ability to contribute to growth in cash operating profit. Cash awards under the Annual Incentive Plan for 1997 were paid to the Company's executive officers with corporate-wide responsibilities based upon attaining 102% of the Company's budgeted cash operating profit, and ranged from 50% to 83% of salary, depending on the individual's position with the Company. Cash awards under the 1997 Annual Incentive Plan paid to the Company's executive officers with group responsibilities ranged from 37% to 95% of salary, based upon their respective business units attaining between 98% and 109% of budgeted cash operating profit.

  Long-Term Incentive Compensation. Both the Company's management and the Compensation Committee believe that significant stock ownership in the Company links the economic interests of share owners and management and, therefore, is a major incentive for management. The Company's long-term incentive plans and programs are designed to provide the recipient with a proprietary interest in the growth and performance of the Company and the value of its shares.

  The Company has established stock ownership guidelines for its management group, including all executive officers. Under these guidelines each individual executive is expected to own Company Stock with value equal to a multiple of the executive's base salary. Ownership levels are based on the executive's position in the Company, and multiples range from two to seven times base salary. While compliance with the ownership guidelines is voluntary, failure to meet the guidelines within a specified period disqualifies the executive from participation in any future grants of stock options or restricted stock by the Company until guidelines are met. At December 31, 1997, 94% of all management employees subject to the guidelines had met or exceeded applicable ownership objectives.

  The Company's long-term incentive compensation consists of a three-year cash incentive plan, a stock option plan and a restricted stock award plan.

  Three-year Cash Incentive Plan. The Committee approved a three-year cash incentive plan for the years 1997 through 1999 that is designed to provide cash compensation to the senior officers and certain executive managers, based solely upon annual cash operating profit growth for such three-year period. Once minimum required increases are achieved, potential awards under the plan range from 10% to 160% of salary, the percentage for each participant commensurate with his or her level of responsibility and, thus, ability to contribute to growth in cash operating profit. No awards earned under the 1997-1999 plan are payable until the year 2000 unless a participant terminates employment on account of death or disability.

  Stock Option Plan. In furtherance of the Committee's belief that significant ownership by executive management of the Company's shares is essential for long-term growth in share-owner value, the Committee made awards for 1997 under the stock option plan.

  A total of 5,866,980 option shares were awarded during fiscal 1997. Of this total, 261,600 option shares were awarded to executive officers, none of which were awarded to the Chairman and Chief Executive Officer because his 1996 grant of stock options was intended to cover grants through 1998. The option exercise price is equal to $15.8958, the average of the high and low market price of the Company stock on date of grant. Two types of options were awarded in 1997, as described below:

    (1) For employees in Senior Executive Band and Executive Band positions (including most executive officers, but excluding those officers who received a 1996 grant intended to cover all stock grants through 1998), options become exercisable in 20% increments only in the event the market value of Company Stock increases to specified levels within five years from the date of grant. Each 20% increment becomes exercisable when the stock grows approximately 15%, and all options are exercisable when the stock price doubles over the market price on the date of grant.

      The Committee determined that special incentive awards should be made to ten of the Company's key executives in order to ensure management continuity and minimize uncertainties which could result from future retirements. With the assistance of the Company's independent compensation consultants, the Committee designed a program covering these ten executives which requires continued service and contains noncompete restrictions following termination of employment, in exchange for a larger than normal annual grant of stock options. In addition to the performance vesting requirements described above, these stock options have the following requirements:

      (a) The stock options can be earned in 20% increments based upon the schedule described above.

      (b) However, once the stock option is earned, the executive is required to remain employed with the Company for three additional years before having the right to exercise the option. Certain exceptions are made in case of death, disability, retirement, involuntary termination without cause, or termination for good cause. There is an additional requirement that executives not compete (nor join another entity that competes) with the Company for two years following termination of employment.

    (2) For other management positions, options become exercisable in 33 1/3% increments over a three-year period regardless of the market price of Company Stock.

  Stock options awarded in 1997 to members of the Senior Executive Band and Executive Band are entirely performance driven, because they provide value to the recipient only in the event of significant increases in the market value of the Company Stock. The number of individual option grants approved by the Committee in 1997 was determined by a formula based upon a percentage of base salary in relation to the market value of the Company's shares on date of grant, which percentage varies with each individual's level of responsibility. No consideration was given to the number of shares already owned by a recipient.

  Restricted Stock Plan. The Compensation Committee believes that the restricted stock award plan, in building stock ownership among the Company's executive officers, enhances the potential for profitability and growth in share-owner value. The Committee determined that special incentive awards should be made to the Company's three North American Group Presidents in order to ensure management continuity and minimize uncertainties which could result from retirement of the Chief Executive Officer and Chief Operating Officer. With the assistance of the Company's independent compensation consultants, the Committee designed a program covering these three officers which requires continued service and contains noncompete restrictions following termination of employment, in exchange for a two-year grant of restricted stock for which vesting is conditioned on growth in the Company Stock price. Specifically, the program has the following characteristics:

    (1) Shares of restricted stock awarded in 1997 can be earned in 20% increments based upon a schedule which is indexed to increases in market price of the Company Stock. The first 20% increment can be earned based on approximately 15% incremental growth in the value of the Company Stock, with 100% of the shares being earned when the stock price doubles over the market price on the grant date. In order for any shares to vest the stock performance targets must be met within five years of the grant date.

    (2) Once shares are earned at each 20% incremental level, the executive is required to remain employed with the Company for five additional years to receive the shares. Certain exceptions are made in case of death, disability, retirement, involuntary termination without cause, or termination for good cause. There is an additional requirement that executives not compete (nor join another entity that competes) with the Company for two years following termination of employment.

    (3) No other restricted stock or stock option grants would be made to these executive officers for two years.

  The average market price of the Company Stock on the date of grant was $15.8958 per share. A total of 405,000 shares were awarded under the restricted stock award plan in fiscal 1997 to three key executive officers. No restricted stock was awarded to the Chairman and Chief Executive Officer.

  The guidelines established by the Committee for the 1997 grants of stock options and restricted stock awards for officers and executive managers were based on advice from the Company's independent compensation consulting firm. The Company's consultant stated to the Committee that it relied upon its review of similar plans and incentive compensation practices at comparable companies and used data from its own compensation surveys to make its recommendation.

  Compensation of Chief Executive Officer. The Committee established fiscal 1997 compensation for the Company's Chief Executive Officer on the basis of the following principles and guidelines.

  * The Chief Executive Officer's base salary and incentive compensation should reflect his performance in that capacity, measured primarily by the extent to which the Company attained its specified cash operating profit growth target. For fiscal 1996, the Company's comparable cash operating profit increased 10%, exceeding the 8% goal established by the budget approved by the Company's board of directors. The Chief Executive Officer's base salary compensation should also be reviewed in the context of amounts paid to chief executives with comparable levels of experience and qualifications at other consumer products companies engaged in the same or similar businesses, considering also the historic salary levels paid by the Company to its Chief Executive Officer. While the Committee believes the Chief Executive Officer's base salary compensation should be commensurate with amounts paid by comparable companies in the marketplace, it is the Committee's primary objective that the majority of the Chief Executive Officer's compensation be tied to the financial performance of the Company. The Committee approved a 6.6% increase for the base salary portion of the Chief Executive Officer's compensation for 1997.

  * A significant portion of the Chief Executive Officer's cash compensation should be directly tied to the Company's financial performance. Under the Company's 1997 Annual Incentive Compensation Plan, the Chief Executive Officer could earn an award of as much as 115% of base salary depending upon the amount of the Company's 1997 cash operating profit in relation to the increase set forth in the Company's budget approved by the Board of Directors. The actual award was 83% of salary, which related to the Company's achievement of 102% of its budgeted cash operating profit. In addition, the Chief Executive Officer earned an award under the 1995-1997 Long-Term Cash Incentive Plan of approximately 69% of his average base salary during the three-year period. The Company's Long-Term Cash Incentive Plans are, by their terms, directly tied to the Company's financial performance, and the award earned for the three-year period 1995-1997 related to the Company's achievement of compound annual cash operating profit growth of 10%, exceeding the 8% growth rate set forth in the Company's budget approved by the Board of Directors.

  * In line with the Committee's belief that significant ownership by management is essential for long-term growth in share-owner value, stock option awards should promote share-owner value by providing the potential for additional stock ownership to the Chief Executive Officer. Therefore, the Committee approved a multiyear grant of stock options for the Chief Executive Officer during 1996. Accordingly, no additional stock option grants were made to the Chief Executive Officer during 1997.

  Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the deductibility for federal tax purposes of certain compensation paid to certain executive officers. Excepted from this limitation is "performance-based" compensation that is approved by the Company's share owners. Consequently, the Company's Board of Directors has recommended that the Executive Management Incentive Plan (Effective January 1, 1998) and the Long-Term Incentive Plan (Effective January 1, 1998), each applicable to executive officers, be submitted to the Company's share owners for approval under the provisions of Section 162(m).

  If approved by the Company's share owners, the Company believes that all compensation paid or payable under the terms of the above plans to its executive officers covered under Section 162(m) of the Internal Revenue Code will qualify for deductibility under such Section. Conversely, no compensation will be paid pursuant to these Plans until the share owners' approval is obtained.

                                          John L. Clendenin, Chairman
                                          Claus M. Halle
                                          Robert A. Keller
                                          Francis A. Tarkenton

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

  Set forth below is a line graph presentation showing a five-year comparison of the cumulative total return on Company Stock to both the S&P Composite 500 Index and an index of peer group companies selected by the Company. The peer group consists of The Coca-Cola Company, PepsiCo, Inc., Coca-Cola Bottling Co. Consolidated, Cadbury Beverages plc and Whitman Corporation. The graph assumes $100 invested on December 31, 1992, in Company Stock and in each index, with the subsequent reinvestment of dividends on a quarterly basis.

                                                    [GRAPH APPEARS HERE]

              COMPARISON OF FIVE YEAR CUMULATIVE RETURNS AMONG
                    CCE, PEER GROUP INDEX AND S&P 500 INDEX
Measurement period      Measurement PT -
(Fiscal Year Covered)   12/31/92         FYE 12/31/93   FYE 12/31/94   FYE2/31/95    FYE 12/31/96   FYE 12/31/97
---------------------   --------         ------------   ------------   ----------    ------------   ------------
CCE                     $100.00              $124.90         $147.83         $221.17      $400.16         $882.98
PEER GROUP INDEX        $100.00              $106.01         $113.17         $167.64      $217.08         $281.65
S&P 500 INDEX           $100.00              $110.06         $111.52         $153.39      $188.59         $251.49

  The composition of the Company's peer group, described above, has been changed to reflect changes in the Company since 1993, when the prior peer group was selected. Since then, the Company has grown domestically and established an international presence; it has also experienced significant growth in revenues, assets and market capitalization. The Coca-Cola Company, PepsiCo, Inc. and Cadbury Beverages plc have been added to the peer group and Coca-Cola Beverages Ltd. has been dropped, since it is no longer publicly traded following its acquisition by the Company in 1997.

  Had the prior peer group been used in this proxy statement, the performance graph would have shown it to have attained a total return for the period of $243.88. (This assumes a value for Coca-Cola Beverages Ltd. at December 31, 1997 of $15 7/8 per share, which is the approximate U.S. dollar equivalent of the price paid to its share owners when it was acquired by the Company.)


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCK OWNERSHIP BY AND DIRECTOR RELATIONSHIPS WITH THE COCA-COLA COMPANY

  The Company was formed initially as a wholly owned subsidiary of The Coca-Cola Company, and The Coca-Cola Company remains the largest share owner of the Company, owning as of February 20, 1998, directly and indirectly through its subsidiaries, 168,956,718 shares of Company Stock, representing approximately 43.7% of the outstanding Company Stock. In addition, one director of the Company is an executive officer of The Coca-Cola Company, and two other directors of the Company are former executive officers of The Coca-Cola Company.

AGREEMENTS AND TRANSACTIONS WITH THE COCA-COLA COMPANY

  The Company and The Coca-Cola Company have entered into transactions and agreements with one another, incident to their respective businesses, and the Company and The Coca-Cola Company are expected to enter into material transactions and agreements from time to time in the future.

  Material agreements and transactions between the Company and The Coca-Cola Company during 1997 are described below.

  Beverage Agreements and Purchases of Finished Product. The Company and its subsidiaries (referred to collectively as the "Company") purchase syrups and concentrates from The Coca-Cola Company and manufacture, package, distribute and sell liquid nonalcoholic refreshment products under beverage agreements with The Coca-Cola Company. These agreements give the Company the right to produce and market beverage products of The Coca-Cola Company in bottles and cans in specified territories. The beverage agreements also provide The Coca-Cola Company with the ability to set prices of the syrups and concentrates for the beverages of The Coca-Cola Company, as well as the terms of payment and other terms and conditions under which the Company purchases such syrups and concentrates. The Company has other agreements with The Coca-Cola Company under which it purchases finished product for sale within its territories.

  During the Company's fiscal year ended December 31, 1997, the Company purchased from The Coca-Cola Company approximately $2.9 billion of syrups, concentrates and finished product under the beverage agreements and other agreements relating to fountain syrup.

  Purchase of Finished Product from Joint Venture. During 1997, the Company purchased finished product from Coca-Cola Nestle Refreshments Company, USA, a joint venture between The Coca-Cola

Company and Nestle S.A. During 1997, total payments to The Coca-Cola Company, on behalf of the joint venture, were approximately $20.9 million.

  Purchase of Coca-Cola Bottlers. During 1997, the Company purchased the interests of The Coca-Cola Company in three bottlers: Coca-Cola & Schweppes Beverages Limited, Coca-Cola Beverages Ltd., and The Coca-Cola Bottling Company of New York, Inc. The aggregate cash consideration paid to The Coca-Cola Company was approximately $1.6 billion.

  Administrative Services Agreements. During 1997, The Coca-Cola Company provided certain administrative, telecommunications and personnel services to the Company. In general, the Company pays The Coca-Cola Company for each service rendered at a rate believed by management of the Company to approximate an arm's-length rate for such services. The amount paid by the Company in 1997 to The Coca-Cola Company for services was approximately $64,000.

  Management Services. The Company manages the production operations at various production facilities on behalf of The Coca-Cola Company. During 1997, The Coca-Cola Company incurred charges from the Company of approximately $5.9 million for management fees, manufacturing expenses, rent and other miscellaneous expenses associated with the Company's management of a syrup plant in Eagan, Minnesota.

  Engineering Services. Enterprises Consulting, Inc. ("ECI"), a wholly owned subsidiary of the Company, provided construction design consulting and other engineering services to The Coca-Cola Company. In 1997, The Coca-Cola Company incurred fees of approximately $300,000 for these services.

  Dispensing Equipment. During 1997, the Company purchased fountain dispensing equipment and vehicles from The Coca-Cola Company for $2.2 million in conjunction with the Integrated Operating System program which is being managed by the Company. In addition, The Coca-Cola Company reimbursed the Company $27.5 million for the cost of parts and labor in connection with repairs on cooler, dispensing or post-mix equipment owned by The Coca-Cola Company.

  Lease of Office Space. The Company's Belgian offices occupy approximately 39,000 square feet of office space leased from The Coca-Cola Company. In 1997, the Company incurred approximately $1 million in rental and related charges. The Coca-Cola Company paid the Company approximately $1.5 million for rental and related charges for real property leased from the Company in France and the Netherlands.

  Point-of-Sale Expenses. The Company purchases point-of-sale and other advertising items from The Coca-Cola Company. In 1997, the Company paid The Coca-Cola Company approximately $12.5 million for such items and will continue to purchase such materials in 1998.

  Sweetener Requirements Agreement. The Company and The Coca-Cola Company were parties in 1997 to an arm's-length agreement for the purchase by the Company from The Coca-Cola Company of substantially all of the Company's 1997 requirements for sweetener in the United States. The amount paid by the Company to The Coca-Cola Company under this agreement during 1997 totaled approximately $223 million. The Company and The Coca-Cola Company have entered into a sweetener requirements agreement for the years 1998-2002.

  Transshipping. Under the terms of its North America beverage agreements with The Coca-Cola Company, the Company is prohibited from directly or indirectly selling any of the beverage products of The Coca-Cola Company outside its exclusive territories. Under such agreements, The Coca-Cola Company has the right to assess transshipment damages on behalf of bottlers in other territories for beverage products of The Coca-Cola Company produced by the Company and found in another bottler's territory, regardless of fault. The amount due to The Coca-Cola Company in 1997 for transshipment assessments was approximately $279,000. The Coca-Cola Company generally retains a portion of the assessments to offset its administrative and investigation costs and remits the remainder to the bottlers into whose territories the beverages were transshipped.

  Sales of Syrups, Bottle and Can Products and Agency Billing and Delivery Arrangements. The Company has entered into agreements with The Coca-Cola Company pursuant to which it sells fountain syrup back to The Coca-Cola Company at prices which generally equate to the prices charged by The Coca-Cola Company to the Company. The Company then delivers such syrup to certain of the major fountain accounts of The Coca-Cola Company, and sometimes, on behalf of The Coca-Cola Company, invoices and collects the receivables with respect to such sales. In addition to the fountain syrup sales, the Company also sells bottle and can beverage products to The Coca-Cola Company at prices which generally equate to the prices charged by the Company to its major customers. In 1997, the amounts paid by The Coca-Cola Company to the Company for fountain syrups, bottle and can beverage products, and delivery, billing and collection totaled approximately $345 million.

  Additionally, the Company and Coca-Cola Bottling Co. Consolidated, another bottler in which The Coca-Cola Company owns an equity interest, bought from and sold to each other finished beverage products. These transactions occurred in instances where the proximity of one party's production facilities to the other party's markets, as well as other economic considerations, made it more efficient for one bottler to buy finished product than produce it. In 1997, the Company's sales to that bottler totaled approximately $15.1 million and purchases were approximately $21.7 million. The Company expects that additional sales and purchases will occur in 1998.

  Marketing Support Arrangements. For 1997, total direct marketing support paid or payable to the Company by The Coca-Cola Company, or on behalf of the Company by The Coca-Cola Company, was approximately $604 million, for which the Company paid The Coca-Cola Company approximately $144.1 million for local media and program expense. In the opinion of management of the Company, the amount and terms of such marketing support provided to the Company by The Coca-Cola Company are generally as favorable as provided by The Coca-Cola Company to other Coca-Cola bottlers who have entered into beverage agreements similar to those of the Company bottlers. The Coca-Cola Company provided approximately $190 million to the Company in 1997 under a multiyear incentive program to develop facilities, systems and markets.

RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT AND OTHERS

  The following executive officers were loaned money by the Company to assist them in meeting their tax obligations arising from the vesting of restricted stock during 1996. Each loan was without interest and was repaid in full on April 15, 1997. The amount of each loan is shown opposite the name of the borrower.

  John R. Alm....................................................... $  367,285
  Margaret F. Carton................................................      8,262
  John H. Downs, Jr.................................................     73,512
  Norman P. Findley III.............................................    115,620
  Summerfield K. Johnston III.......................................    163,813
  Summerfield K. Johnston, Jr.......................................  1,733,593
  Lowry F. Kline....................................................    128,032
  Vicki R. Palmer...................................................     82,856
  Henry A. Schimberg................................................  2,804,850
  Gary P. Schroeder.................................................    142,343
  G. David Van Houten, Jr...........................................    108,638
  O. Michael Whigham................................................     10,000

  In 1992, the Company made a relocation loan to Gary P. Schroeder, Senior Vice President and Western North America Group President, in the amount of $200,000. The loan, which is generally on the same terms as other relocation loans made by the Company, (i) is secured by a second mortgage on the residence, (ii) does not accrue interest, and (iii) does not become due until he leaves the Company or sells the residence. Upon the sale of the residence, the Company will share in any appreciation in price. The original principal amount of the loan remains outstanding.

  The Company paid approximately $65,000 of rental and associated charges in 1997 to Mr. Johnston and Summerfield K. Johnston III for the Company's use of certain facilities owned by them.

  Jean-Claude Killy, a member of the Company's Board of Directors, entered into an agreement in 1993 with the Company's French bottler under which the bottler pays him approximately $50,000 per year for consulting services and the use of his name and likeness. This agreement runs through 1998. Additionally, Mr. Killy has a consulting agreement with an affiliate of The Coca-Cola Company which obligates Mr. Killy to provide consultation, assistance and reports on the beverage business in Europe, Latin America and Southeast Asia. The Company's French bottler reimbursed The Coca-Cola Company for half of the amounts due to Mr. Killy under this agreement. In 1997, the reimbursement was approximately $260,000, and it is anticipated that approximately $275,000 will be paid by the bottler in 1998.

  On December 4, 1997, the Company and a partnership of which Summerfield K. Johnston, Jr., the Company's Chairman and Chief Executive Officer, is managing partner, closed a real estate exchange agreement under which the partnership conveyed to the Company a ranch and approximately $200,000 in exchange for the proceeds from the disposition of a ranch owned by the Company. The transaction was approved in advance by the Committee on Directors of the Company's Board of Directors.

                   APPROVAL OF THE LONG-TERM INCENTIVE PLAN
                          (EFFECTIVE JANUARY 1, 1998)
                               (PROPOSAL NO. 2)

  The Board of Directors of the Company has adopted the Company's Long-Term Incentive Plan (Effective January 1, 1998) (the "Long-Term Incentive Plan") and directed that the Long-Term Incentive Plan be submitted to the share owners for their approval at the Annual Meeting. The Long-Term Incentive Plan will become effective upon the approval by the holders of a majority of the shares of Company Stock represented and entitled to vote at the Annual Meeting. The purpose of the Long-Term Incentive Plan is to advance the interests of the Company by providing key management and sales employees with incentive to assist the Company in meeting and exceeding its business goals. The following summary description of the Long-Term Incentive Plan is qualified in its entirety by reference to the full text of the Long-Term Incentive Plan, attached hereto as Exhibit A.

  The Company intends that the compensation paid pursuant to the Long-Term Incentive Plan be "performance-based" within the meaning of Section 162(m) of the Internal Revenue Code.

  Cash awards may be made under the Long-Term Incentive Plan to persons who are executive officers, in the senior executive band, in the executive band and, as defined by the Compensation Committee, certain eligible senior staff of the Company and its subsidiaries. Approximately 1,200 employees are currently eligible to participate in the Long-Term Incentive Plan.

  The Long-Term Incentive Plan will be administered by a committee of the Board of Directors (the "Long-Term Incentive Plan Committee") and will be comprised of no fewer than two members who must be "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Initially, and until a separate committee is appointed, the Long-Term Incentive Plan Committee will be the Compensation Committee of the Board of Directors. The Long-Term Incentive Plan Committee may interpret provisions of the Long-Term Incentive Plan.

  Awards made under the Long-Term Incentive Plan will be paid solely on account of the attainment of specified increases in cash operating profit, as measured on a corporate-wide basis, over any period of three calendar years (the "Performance Period") beginning January 1 of any year the Long-Term Incentive Plan Committee designates as the beginning of a Performance Period. The awards shall be payable to participants only upon the attainment of preestablished increases in cash operating profit during the Performance Period. Awards are stated as a percentage of the participant's average base salary in effect on the last day of each year of any three-year Performance Period for which an award is made; however, the Long-Term Incentive Plan provides that the average annual base salary used to compute the award cannot exceed the annual base salary in effect on January 1 of the first year of the three-year Performance Period, increased by 33 1/3%. The percentages that are used to calculate awards are determined by the Long-Term Incentive Plan Committee prior to the beginning of the Performance Period and are based on a participant's position. The maximum percentage that may be applied against the base salary to calculate any award under the Long-Term Incentive Plan is 160%.

  The maximum amount of compensation payable to any individual under the Long-Term Incentive Plan would be paid to Summerfield K. Johnston, Jr., because it is based upon a percentage of average base salary. Assuming the maximum performance goals were met over the three-year period beginning January 1, 1998, and further assuming Mr. Johnston's base salary increased by the maximum percentage that may be taken into consideration under the Long-Term Incentive Plan, he would earn $2,521,406 for the three-year Performance Period. With respect to the past three completed Performance Periods (1993-1995, 1994-1996 and 1995-1997), however, Mr. Johnston's awards have averaged $675,839. The maximum awards under the Long-Term Incentive Plan would be much lower for the majority of participants. (The pro forma computation in the "New Plan Benefits" table in this proxy statement uses assumptions based upon the Company's historical attainment of cash operating profit goals rather than attempting to predict 1998-2000 performance.)

  The Long-Term Incentive Plan Committee will have no authority to increase the amount of an award payable to a participant than would otherwise be due upon the attainment of a performance goal, but the Long-Term Incentive Plan Committee will have the authority to reduce or eliminate any award under the Long-Term Incentive Plan.

  The Long-Term Incentive Plan provides that awards may be paid in one or more installments, as determined by the Long-Term Incentive Plan Committee.

  The Long-Term Incentive Plan provides that awards may be prorated in the following circumstances: (i) when a participant transfers within the Company or a subsidiary to a position that is ineligible for participation in this plan or leaves the employment of the Company and obtains employment with an affiliated company; (ii) when a participant dies, retires or becomes disabled prior to the end of a Performance Period; (iii) when an employee is hired or promoted into a position eligible for participation after a Performance Period has begun; and (iv) when an employee who is in one eligible position is promoted to another such position during the Performance Period. The Plan defines an "affiliated company" as The Coca-Cola Company or any company in which The Coca-Cola Company owns at least 25% of the voting stock or capital if such company is a party to an agreement with the Company that provides for the continuation of certain employee benefits upon immediate employment with such company, which subsequent employment has been approved by the Company.

  The Board of Directors or the Long-Term Incentive Plan Committee may terminate or suspend the Long-Term Incentive Plan in whole or in part and may amend the Long-Term Incentive Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Long-Term

Incentive Plan if such amendment does not constitute the modification of a material term of the Long-Term Incentive Plan, without the approval of the share owners of the Company. No action shall be taken, however, without the approval of the share owners unless the Committee determines that the approval of share owners would not be necessary to retain the benefits of Section 162(m) of the Internal Revenue Code.

  Subject to the approval of the Long-Term Incentive Plan by the share owners, the table titled "New Plan Benefits" in this proxy statement shows, for illustrative purposes only, a pro forma computation of amounts that could become payable for the 1998-2000 Performance Period.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO ADOPT THE LONG-TERM INCENTIVE PLAN (EFFECTIVE JANUARY 1, 1998).

              APPROVAL OF THE EXECUTIVE MANAGEMENT INCENTIVE PLAN
                          (EFFECTIVE JANUARY 1, 1998)
                               (PROPOSAL NO. 3)

  The Board of Directors of the Company has adopted the Company's Executive Management Incentive Plan (Effective January 1, 1998) (the "Executive Incentive Plan") and directed that the Executive Incentive Plan be submitted to the share owners for their approval at the Annual Meeting. The Executive Incentive Plan will become effective upon the approval by the holders of a majority of the shares of the common stock of the Company represented and entitled to vote at the Annual Meeting. The purpose of the Executive Incentive Plan is to advance the interests of the Company by providing executive officers and managers of the Company with incentive to assist the Company in meeting and exceeding its business goals. The following summary description of the Executive Incentive Plan is qualified in its entirety by reference to the full text of the Executive Incentive Plan, attached hereto as Exhibit B.

  The Company intends that the cash awards paid pursuant to the Executive Incentive Plan be "performance-based" compensation within the meaning of
Section 162(m) of the Internal Revenue Code.

  The Executive Incentive Plan will be administered by a committee of the Board of Directors (the "Executive Incentive Plan Committee") and will be comprised of no fewer than two members who must be "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Initially, the Executive Incentive Plan Committee will be the Compensation Committee of the Board of Directors. The Executive Incentive Plan Committee may interpret provisions of the Executive Incentive Plan.

  Cash awards may be made under the Executive Incentive Plan to employees who are executive officers, in the senior executive band and in the executive band. Approximately 150 officers and employees of the Company are currently eligible to participate in the Executive Incentive Plan.

  Awards made under the Executive Incentive Plan will be paid solely on account of attainment of the budgeted cash operating profit of each performance unit of the Company beginning January 1 of any calendar year the Executive Incentive Plan Committee designates as a "Performance Period." Awards are determined as a percentage (not to exceed 115%) of base salary. Performance units are classified as corporate, group, region or any combination thereof. A minimum award is paid if a specified percentage of the budgeted cash operating profit is attained; the award is increased upon the attainment of budgeted cash operating profit and increased further upon the attainment of a specified percentage above budgeted cash operating profit. Awards are stated as a percentage of the participant's base salary as of December 31 of the performance period. However, for purposes of computing the award, the December 31 base salary may not exceed 110% of the participant's base salary on the preceding January 1.

  The Executive Incentive Plan provides that awards may be prorated in the following circumstances: (i) when an employee transfers within the Company or a subsidiary to a position that is ineligible for participation in this Plan or leaves the employment of the Company and obtains employment with an affiliated company; (ii) when an employee dies, retires or becomes disabled prior to the end of the Performance Period; (iii) when an employee is hired or promoted into a position eligible for participation after a Performance Period has begun; and (iv) when an employee who is in one eligible position is promoted to another such position during the Performance Period. The Plan defines an "affiliated company" as The Coca-Cola Company or any company in which The Coca-Cola Company owns at least 25% of the voting stock or capital if such company is a party to an agreement with the Company that provides for the continuation of certain employee benefits upon immediate employment with such company, which subsequent employment the Company has approved.

  The maximum amount of compensation payable to any individual under the Executive Incentive Plan would be paid to Summerfield K. Johnston, Jr. because it is based upon a percentage of annual base salary. Assuming the maximum performance goal was met for the Performance Period beginning January 1, 1998, he would earn $1,322,500 for the 1998 Performance Period. With respect to the past three annual Performance Periods, however, Mr. Johnston's awards have averaged only $854,422. The maximum awards under the Executive Incentive Plan are much lower for the majority of participants.

  The Executive Incentive Plan Committee will have no authority to increase the amount of an award payable to a participant that would otherwise be due upon the attainment of a performance goal, but the Executive Incentive Plan Committee will have the authority to reduce or eliminate any award under the Executive Incentive Plan.

  The Board or the Executive Incentive Plan Committee may terminate or suspend the Executive Incentive Plan in whole or in part, and may amend the Executive Incentive Plan from time to time to correct any defect, supply any omission or reconcile any inconsistency in the Executive Incentive Plan that does not constitute the modification of a material term of the Executive Incentive Plan, without the approval of the share owners of the Company. No action shall be taken, however, without the approval of the share owners unless the Committee determines that the approval of share owners would not be necessary to retain the benefits of Section 162(m) of the Internal Revenue Code.

  Subject to the approval of the Executive Incentive Plan by the share owners, the table entitled "New Plan Benefits" in this proxy statement shows, for illustrative purposes only, the pro forma amounts that could become payable for 1998.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO ADOPT THE EXECUTIVE MANAGEMENT INCENTIVE PLAN (EFFECTIVE JANUARY 1, 1998).

                               NEW PLAN BENEFITS

  The following table shows: (i) pro forma amounts which would be earned for the 1998-2000 period under the Long-Term Incentive Plan (Effective January 1,
1998); and (ii) pro forma amounts which would be earned for 1998 under the Executive Management Incentive Plan (Effective January 1, 1998). The table assumes approval of each plan by the share owners and, in the case of the Executive Management Incentive Plan and the Long-Term Incentive Plan, are further subject to the assumptions noted in the footnotes.

                                                                     PRO FORMA
                                                          PRO FORMA  1998 BONUS
                                                           PAYOUT      UNDER
                                                         UNDER LONG- EXECUTIVE
                                                            TERM     MANAGEMENT
                                                          INCENTIVE  INCENTIVE
NAME AND POSITION                                         PLAN(/1/)  PLAN(/2/)
-----------------                                        ----------- ----------
Summerfield K. Johnston, Jr............................. $   909,009 $  954,500
 Chairman and Chief Executive Officer
Henry A. Schimberg......................................     822,438    871,500
 President and Chief Operating Officer
John R. Alm.............................................     279,196    360,500
 Executive Vice President and Chief Financial Officer
Norman P. Findley III...................................     201,281    313,500
 Senior Vice President
Lowry F. Kline..........................................     181,802    288,400
 Executive Vice President and General Counsel
Executive Group.........................................   3,254,039  3,736,186
Non-Executive Director Group............................           0          0
Non-Executive Officer Employee Group....................  21,324,458  8,479,865

--------
(/1/) Awards under the Long-Term Incentive Plan are not determinable until 2001 when the results of the three-year Performance Period (1998 through 2000) are available. The table discloses pro forma payments as if the terms of the Long-Term Incentive Plan applied to the period 1995 through 1997 and assumes a 4% annual salary increase for nonofficer participants over the three-year term, and a 4% annual salary increase for officer participants over salary at December 31, 1997.
(/2/) Awards under the Executive Management Incentive Plan are not determinable until 1999 because they would be based upon full-year financial results for 1998. The table discloses 1998 pro forma bonuses as if the terms of the Executive Management Incentive Plan applied to 1997 results and assumes 4% annual salary increases for officer participants.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                               (PROPOSAL NO. 4)

  The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1998, subject to ratification of this appointment by the share owners of the Company at the 1998 Annual Meeting. Ernst & Young LLP has served as independent auditors of the Company since 1986 and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

  Representatives of Ernst & Young LLP will be present at the Annual Meeting where they will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

  If the share owners do not ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider the appointment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 1998 FISCAL YEAR.

                             SHARE-OWNER PROPOSAL
                               (PROPOSAL NO. 5)

  The New York City Employees' Retirement System, which owns 199,534 shares of Company Stock, has notified the Company that it intends to submit the following proposal at the Annual Meeting:

                CREATION OF AN INDEPENDENT NOMINATING COMMITTEE

  Submitted on behalf of the New York City Employees' Retirement System by Alan G. Hevesi, Comptroller of the City of New York.

  WHEREAS, the board of directors is meant to be an independent body elected by shareholders and charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

  WHEREAS, this company has provided that the board may designate from among its members one or more committees, each of which, to the extent allowed, shall have certain designated authority, and

  WHEREAS, we believe that directors independent of management are best qualified to act in the interest of shareholders and can take steps necessary to seek, nominate and present new directors to shareholders, and

  WHEREAS, we believe the selection of new directors is an area in which inside directors may have a conflict of interest with shareholders, and

  WHEREAS, we believe that an increased role for the independent directors would help our company improve its long-term financial condition, stock performance and ability to compete.

  NOW THEREFORE BE IT RESOLVED that the shareholders request the company establish a Nominating Committee to recommend candidates to stand for election to the board of directors. The Committee shall be composed solely of independent directors. For these purposes, an independent director is one who:
(1) has not been employed by the company or an affiliate in an executive capacity within the last five years; (2) is not a member of a company that is one of this company's paid advisors or consultants, (3) is not employed by a significant customer or supplier; (4) is not remunerated by the company for personal services (consisting of legal, accounting, investment banking, and management consulting services (whether or not as an employee) for a corporation, division, or similar organization that actually provides the personal services, nor an entity from which the company derives more than 50 percent of its gross revenues); (5) is not employed by a tax-exempt organization that receives significant contributions from the company; (6) is not a relative of the management of the company; and (7) is not part of an interlocking directorate in which the CEO or other executive officers of the corporation serves on the board of another corporation that employs the director.

  The proponent has submitted the following statement in support of the proposal:

  "As long-term shareholders we are concerned about our company's prospects for profitable growth. This proposal is intended to strengthen the process by which nominees are selected. We believe that this will strengthen the board of directors in its role of advising, overseeing and evaluating management.

  We urge you to vote FOR this proposal."

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL TO ESTABLISH AN INDEPENDENT NOMINATING COMMITTEE.

  This is substantially the same proposal submitted by this proponent and turned down by the share owners every year since 1994.

  The Board of Directors continues to be opposed to the proposal, because it believes there is no tenable link between the composition of a nominating committee and the creation of share-owner value.

  The Board's existing Committee on Directors is currently composed of five members. Two of the members would be barred from a nominating committee that was constituted in line with the proposal: Mr. Gladden, because he is an employee of The Coca-Cola Company, a significant supplier, and Mr. Johnston, because he is an employee of the Company. Both The Coca-Cola Company and Mr. Johnston are significant share owners of the Company, together owning a majority of its stock. The effect of the proposal would be to bar significant share owners from being represented on the committee charged with evaluating potential directors, a result which the Board believes to be inappropriate and unlikely to result in any benefit to the share owners of the Company generally.

                             SHAREHOLDER PROPOSAL
                               (PROPOSAL NO. 6)

  The Teamsters General Fund, which owns 450 shares of Company Stock, has notified the Company that it intends to submit the following proposal at the Annual Meeting:

  PROPOSAL: That shareholders urge that no future option plans be adopted, or existing option plans be amended, to allow options to be issued for exercise prices below those of any options that were outstanding at any time during the year immediately preceding the grants of the new options.

  The proponent has submitted the following statement in support of the proposal:

  "Coca-Cola Enterprises' 1995 Stock Option plan includes a sentence that reads, "The Option Committee has the authority to permit an optionee under the Option Plan to surrender for cancellation any unexercised outstanding Option and receive in exchange from the Company either shares of Company Stock, an Option for shares of Company Stock, or both, in amounts and with features designed by the Option Committee'.

  In other words, it appears that the company leaves open the possibility of lowering the bar, or potentially allowing "under water' options to be traded back in for better options. Stock options are granted to tie executive compensation with company performance and align shareholder interests with those of senior management. However, if there are no consequences for poor performance, the options do not serve this purpose. If Coca-Cola Enterprises has a bad year, will directors untie that connection between performance and pay? Shareholders deserve a guarantee that they will not.

  Executives at CCE are already well paid. CEO Summerfield Johnston, Jr. received a salary of $985,000 in 1996, a bonus of $935,750 and all other compensation totaling close to three million dollars. This category include $82,703 for non-business use of company aircraft, and in 1995 included $1,993,652 in tax reimbursement.

  We believe that the company's performance has not merited such pay. As Fortune (June 16, 1997) points out, "CCE's recent acquisitions have a cost:
$4.6 billion in borrowings puts CCE's debt at approximately 85% of total capitalization. The company's cash flow covers interest only 2.6 times, down from 3.1 times in 1995. After tax margins at CCE are less than 1%.'

  Executives need to be held accountable for poor performance, and certainly not rewarded for it.

  For the above reasons, we urge you to vote for this proposal."

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL TO CHANGE THE COMPANY'S STOCK OPTION PLANS TO PROHIBIT MODIFICATION TO OPTIONS.

  The proponent attacks a provision that is common in option plans. The provision allows the Option Committee to make changes in the terms of stock options if it believes changes are required.

  The Company has never repriced its stock options, even during periods when the option price was greater than the market price. The performance of the Company's stock does not suggest that our executives have been rewarded for poor performance. The Company has met or exceeded its publicly disclosed financial performance targets in each of the last six years and significantly outperformed North American industry volume growth rates in the last three years.

  The proxy rules require that if options were ever to be repriced, the repricing would have to be reported in the proxy statement, together with an explanation of the basis for repricing. We believe the share owners receive protection against capricious action or awards for poor performance in this disclosure requirement, and that there is no reason to remove a provision from the plan which allows maximum flexibility in plan administration.

                 SHARE-OWNER PROPOSALS FOR 1999 ANNUAL MEETING

  Director nominations and other proposals of share owners intended to be presented at the 1999 Annual Meeting of Share Owners must be made in writing and received by the Company on or before November 12, 1998, to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting. If not received within such time period, director nominations and other share-owner proposals may be submitted to share owners at the 1999 Annual Meeting (although excluded from the Company's proxy statement and form of proxy relating to that meeting) only if submitted in writing in accordance with Article I, Section 10 of the bylaws of the Company and received by the Company not less than 30 days nor more than 60 days prior to the 1999 Annual Meeting. All share-owner proposals should be submitted by certified mail, return receipt requested, to the Secretary of the Company, Post Office Box 723040, Atlanta, Georgia 31139-0040.

                                 OTHER MATTERS

  Management does not know of any matters other than those referred to in the accompanying notice of the Annual Meeting of Share Owners that may properly come before the meeting or any adjournments thereof. As to any other matters that may properly come before the meeting, it is intended that all properly executed proxies delivered pursuant to this solicitation will be voted in accordance with the discretion of the persons named on the enclosed proxy.

                                          J. GUY BEATTY, JR.
                                          Secretary

Atlanta, Georgia
March 12, 1998
                               ----------------

  THE COMPANY'S 1997 ANNUAL REPORT, WHICH INCLUDES AUDITED FINANCIAL STATEMENTS, HAS BEEN MAILED TO SHARE OWNERS OF THE COMPANY. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATION OF PROXIES.

                               ----------------

                                                                      EXHIBIT A

                           LONG-TERM INCENTIVE PLAN
                          (EFFECTIVE JANUARY 1, 1998)

SECTION 1. PURPOSE.

  The purpose of the Long-Term Incentive Plan (the "Plan") is to advance the interest of Coca-Cola Enterprises Inc. (the "Company") by providing key management and sales employees with incentive to assist the Company in meeting and exceeding its business goals.

SECTION 2. ADMINISTRATION.

  The Plan shall be administered by a Compensation Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members and shall be comprised of not fewer than two members who shall be "outside directors" within the meaning of Section 162(m) and the regulations thereunder of the Internal Revenue Code of 1986, as amended (the "Code").

  The Committee may, subject to the provisions of the Plan, establish such rules and regulations or take such action as it deems necessary or advisable for the proper administration of the Plan. Each determination made or action taken pursuant to the Plan, including interpretation of the Plan, shall be final and conclusive for all purposes and upon all persons, including, but not limited to, the Company, the Committee, the Board, officers, the affected Participants (as defined in Section 3), and their respective successors in interest.

  In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses (including, but not limited to, attorneys' fees) incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act in connection with the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Certificate of Incorporation or Bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner he, she or they reasonably believed to be in or not opposed to the best interest of the Company.

SECTION 3. ELIGIBILITY.

  Cash awards ("Awards") may be made under this Plan to the persons who are executive officers; in the senior executive band; in the executive band; corporate directors; and, as such positions are defined by the Compensation Committee, senior staff of the Company and its Subsidiaries ("Participants").

  "Subsidiary" shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 25% or more of the voting stock or capital during a Performance Period.

SECTION 4. PERFORMANCE GOAL CRITERIA.

  Awards made under the Plan shall be paid solely on account of the attainment of specified increases in cash operating profit ("COP"), as measured on a corporate-wide basis, over the period of three consecutive calendar years (the "Performance Period") beginning on January 1 of any year the Compensation Committee designates as the beginning of a Performance Period for which an Award shall be made. The Committee shall preestablish the specific COP targets for each Performance Period in accordance with Code Section 162(m) and regulations thereunder. For the purposes of the Plan, COP is determined as operating income plus depreciation and amortization, normalized for acquisitions, divestitures and other significant financial events.

SECTION 5. CALCULATION OF THE AWARD.

  The Committee has established Award levels, described as percentages by which a Participant's Average Annual Base Salary shall be multiplied, to determine the amount of an Award payable upon the attainment of specified increases in the corporate-wide COP. "Average Annual Base Salary" means the average of the base salary in effect on the last day of each year of the three-year Performance Period for which an Award is made. Notwithstanding the preceding, the Average Annual Base Salary used to calculate an Award paid to a Participant may not exceed such Participant's annual base salary in effect on January 1 that constitutes the beginning of the Performance Period for which the Award is being paid, increased by 33 1/3%. No Award under the Plan shall exceed 160% of a Participant's Average Annual Base Salary.

SECTION 6. PAYMENT OF AWARD AND DEFINITIONS.

  (i) Awards shall be paid in cash after the end of the Performance Period in one or more installments, as determined by the Committee.

  (ii) "Retirement" means a Participant's voluntary termination of employment on a date which is on or after the earliest date on which such Participant would be eligible for an immediately payable benefit pursuant to the terms of the defined benefit pension plan sponsored by the Company or a Subsidiary in which the Participant participates. If the Participant does not participate in such a plan, the date shall be determined as if the Participant participated in the Company's defined benefit plan covering the majority of its non-bargaining employees in the United States.

  (iii) "Disability" shall be determined according to the definition of "total and permanent disability," in effect at the time of the determination, in the defined benefit plan sponsored by the Company or a Subsidiary in which the Participant participates. If the Participant does not participate in such a plan, the definition shall be determined as if the Participant participated in the Company's defined benefit plan covering the majority of its non-bargaining employees in the United States.

SECTION 7. PRORATED AND PARTIAL AWARDS.

  (i) If during the years to which the Plan applies, an employee is hired or promoted into a position eligible for participation in the Plan, the employee shall be eligible to receive a prorated Award for the period of partial participation. To calculate the Average Annual Base Salary for a prorated Award, each year's annual base salary shall be prorated based on the period in which the employee was employed in the eligible position.

  (ii) If a Participant is promoted from one position to another position eligible for participation under the Plan, the Participant's Award shall be prorated for the period of time the Participant was employed within each position. The base salary in effect on the last day of each year shall be included in the calculation of the Participant's Average Annual Base Salary, irrespective of the changes of positions. Prorated awards shall be measured according to the number of whole months in which a Participant was employed within each position for which the Award is made.

  (iii) If, within a Performance Period, a Participant transfers from a position eligible for participation under the Plan to a position ineligible for participation, a prorated Award shall be paid to such Participant for the period of time the Participant was employed within the eligible position. The

Participant's annual base salary in effect on the last day of the Participant's employment in the eligible position shall be included in the calculation of the Participant's Average Annual Base Salary, irrespective of the change of positions. Prorated awards shall be measured according to the number of whole months in which the Participant was employed within one or more eligible positions.

  (iv) Partial Awards under this Section 7 shall not be paid to a Participant whose employment is terminated prior to the last day of the Performance Period unless the reason for such termination was the Participant's death, disability, or retirement (as defined in Section 6). To determine the Average Annual Base Salary to be used in calculating a partial Award, each year's base salary shall be prorated for the period in which the Participant was employed in an eligible position during the Performance Period. A partial Award paid to a Participant whose employment is terminated on account of death or disability shall be calculated based on the increase in COP as of December 31st of the year preceding the Participant's termination and shall be paid in the year following such Participant's termination of employment. A partial Award paid to a Participant whose employment is terminated on account of retirement shall be paid in the year following the end of the Performance Period for which the Award is made, and subject to the Committee's discretion described in Section 8, shall be calculated on the basis of the increase in COP through the end of the Performance Period.

  (v) For purposes of this Section 7, a Participant's employment with the Company will be deemed not to be a termination of employment if the Participant's reason for termination with the Company is due to immediate employment with any Affiliate; however, in such event, the Participant's Award shall be subject to proration as if the Participant transferred to a position within the Company that is ineligible for participation in the Plan. The term "Affiliate" shall include The Coca-Cola Company or any corporation or business entity in which The Coca-Cola Company owns, directly or indirectly, 25% or more of the voting stock or capital if such company is a party to an active reciprocity agreement with the Company and the Company has assented to the Participant's subsequent employment.

SECTION 8. DISCRETION OF THE COMPENSATION COMMITTEE.

  All Awards shall be made solely on the basis of the performance goals set forth by the Committee pursuant to Section 4 and only in accordance with the standards set forth in Section 5. The Committee shall have no authority to increase the amount of an Award payable to a Participant which would otherwise be due upon the attainment of the performance goal. The Committee shall, however, have the authority to reduce or eliminate any Award under the Plan.

SECTION 9. COMMITTEE CERTIFICATION.

  Prior to payment of an Award, the Committee shall certify in writing that the performance targets described in Section 4 have, in fact, been satisfied.

SECTION 10. AMENDMENTS, MODIFICATION AND TERMINATION OF THE PLAN.

  The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in the Awards made thereunder that does not constitute the modification of a material term of the Plan, without the approval of the share owners of the Company. No action shall be taken, however, without the approval of the share owners of the Company unless the Committee determines that the approval of share owners would not be necessary to retain the benefits of Section 162(m) of the Internal Revenue Code of 1986, as amended.

SECTION 11. GOVERNING LAW.

  The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.

                                                                      EXHIBIT B

                      EXECUTIVE MANAGEMENT INCENTIVE PLAN
                          (EFFECTIVE JANUARY 1, 1998)

SECTION 1. PURPOSE.

  The purpose of the Executive Management Incentive Plan (the "Plan") is to advance the interest of Coca-Cola Enterprises Inc. (the "Company") by providing executive officers and managers of the Company with incentive to assist the Company in meeting and exceeding its business goals.

SECTION 2. ADMINISTRATION.

  The Plan shall be administered by a Compensation Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members and shall be comprised of not fewer than two members who shall be "outside directors" within the meaning of Section 162(m) and the regulations thereunder of the Internal Revenue Code of 1986, as amended (the "Code").

  The Committee may, subject to the provisions of the Plan, establish such rules and regulations or take such action as it deems necessary or advisable for the proper administration of the Plan. Each interpretation made or action taken pursuant to the Plan shall be final and conclusive for all purposes and binding upon all persons, including, but not limited to, the Company, the Committee, the Board, the affected Participants (as defined in Section 3), and their respective successors in interest.

  In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses (including, but not limited to, attorneys' fees) incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act in connection with the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Certificate of Incorporation or Bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner he, she or they reasonably believed to be in or not opposed to the best interest of the Company.

SECTION 3. ELIGIBILITY.

  Cash awards ("Awards") may be made under this Plan to persons who are executive officers, in the senior executive band, and in the executive band of the Company and its Subsidiaries ("Participants").

  "Subsidiary" shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 25% or more of the voting stock or capital during any Performance Period.

SECTION 4. PERFORMANCE GOAL CRITERIA.

  The Committee shall establish specific objective targets in relation to the cash operating profit as budgeted by the Company ("budgeted COP") for each performance unit of the Company over a period of a calendar year (the "Performance Period") designated by the Compensation Committee as a Performance Period for which an Award shall be made. Awards under the Plan shall be paid solely on account of the attainment of these targets, which shall be preestablished in accordance with Code Section 162(m) and regulations thereunder. For the purposes of the Plan, COP shall be determined as operating income plus depreciation and amortization, normalized for acquisitions, divestitures and other significant financial events. For purposes of the Plan, performance units shall be classified as corporate, group or region, or any combination thereof.

SECTION 5. CALCULATION OF AWARDS.

  The Committee shall establish Award levels, described as percentages by which a Participant's annual base salary shall be multiplied, to determine the amount of an Award payable upon the attainment of specified targets of budgeted COP. No award under the Plan shall exceed 115% percent of a Participant's annual base salary. An award paid to a Participant shall be calculated using the annual base salary in effect on December 31 of the year for which the Award is made. Notwithstanding the preceding sentence, the annual base salary used to calculate an Award paid to a Participant (under this Section 5 or Section 6) may not exceed such Participant's annual base salary in effect on January 1 of any Performance Period for which the Award is made, increased by 10%.

SECTION 6. PRORATED AND PARTIAL AWARDS.

  (i) A person hired or promoted into a position identified in Section 3 ("Eligible Position") during a Performance Period shall receive a prorated Award for the period of time the person was employed in an Eligible Position, using the Participant's base salary in effect on December 31 of the Performance Period for which the Award is made.

  (ii) A Participant who is promoted from one Eligible Position to another Eligible Position during a Performance Period shall receive an Award that is prorated for the period of time the Participant was employed within each Eligible Position, using the Participant's annual base salary in effect on December 31 of the Performance Period for which the Award is made.

  (iii) A Participant who is not employed in an Eligible Position on the last day of the Performance Period due to the Participant's transfer to a position with the Company or a Subsidiary that is not an Eligible Position shall receive an Award that is prorated for the period of time the Participant was employed in an Eligible Position, using the Participant's annual salary on the last day that the Participant is employed in that Eligible Position.

  (iv) A Participant whose employment is terminated prior to the last day of the Performance Period shall not receive an Award that is prorated for the period of time the Participant was employed in an Eligible Position unless the reason for such termination was the Participant's death, disability, or retirement. For purposes of this Section 6, a Participant's employment with the Company will be deemed not to be terminated if the Participant's reason for termination was due to immediate employment with any Affiliate; however, such Participant's Award shall be prorated as if the Participant transferred from an Eligible Position to a position that is ineligible for participation in the Plan. The term "Affiliate" shall include The Coca-Cola Company or any corporation or business entity in which The Coca-Cola Company owns, directly or indirectly, 25% or more of the voting stock or capital if such Company is a party to an active reciprocity agreement with the Company and the Company has assented to the Participant's subsequent employment.

  (v) For purposes of this Section 6:

    (a) "Retirement" means a Participant's voluntary termination of employment on a date which is on or after the earliest date on which such Participant would be eligible for an immediately payable benefit pursuant to the terms of the defined benefit pension plan sponsored by the Company or a Subsidiary in which the Participant participates. If the Participant does not participate in such a plan, the date shall be determined as if the Participant participated in the Company's defined benefit plan covering the majority of its non-bargaining employees in the United States.

    (b) "Disability" shall be determined according to the definition of "total and permanent disability," in effect at the time of the determination, in the defined benefit plan sponsored by the Company or a Subsidiary in which the Participant participates. If the Participant does not participate in such a plan, the definition shall be determined as if the Participant participated in the Company's defined benefit plan covering the majority of its non-bargaining employees in the United States.

    (c) "Prorated" means the determination of the amount of an Award for partial participation that is measured according to the nearest whole number of months in which a Participant was employed in an Eligible Position(s) during the Performance Period for which the Award is made.

SECTION 7. DISCRETION OF THE COMPENSATION COMMITTEE.

  All Awards shall be made solely on the basis of the performance goals set forth by the Committee pursuant to Section 4 and only in accordance with the standards set forth in Section 5. The Committee shall have no authority to increase the amount of an Award payable to a Participant which would otherwise be due upon the attainment of the performance goal. The Committee shall, however, have the authority to reduce or eliminate any Award under the Plan.

SECTION 8. COMMITTEE CERTIFICATION.

  Prior to the payment of an Award, the Committee shall certify in writing that the performance targets of Section 4 have, in fact, been satisfied.

SECTION 9. AMENDMENTS, MODIFICATION AND TERMINATION OF THE PLAN.

  The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in the Awards made thereunder that does not constitute the modification of a material term of the Plan, without the approval of the share owners of the Company. No action shall be taken, however, without the approval of the share owners unless the Committee determines that the approval of share owners would not be necessary to retain the benefits of Section 162(m) of the Internal Revenue Code of 1986, as amended.

SECTION 10. GOVERNING LAW.

  The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.

                                      LOGO

               [LOGO OF COCA-COLA ENTERPRISES INC. APPEARS HERE]

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         OF COCA-COLA ENTERPRISES INC.

P The undersigned hereby (a) appoints J. Guy Beatty, Jr. and Lowry F. Kline, each as proxies with full power of substitution, to vote all
R shares of Common Stock of Coca-Cola Enterprises Inc. owned of record by the undersigned and (b) directs SunTrust Bank, Atlanta, Trustee under
O the Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan, to vote in person or by proxy all shares of Common Stock of
X Coca-Cola Enterprises Inc. allocated to any accounts of the undersigned under such Plan, and which the undersigned is entitled to
Y vote, on all matters which may come before the 1998 Annual Meeting of Share Owners to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on April 17, 1998 at 10:30 a.m. local time, and any adjournments thereof, unless otherwise specified herein.

        Proposal 1:
        Election of Directors, Nominees:

        For terms to expire at the 2001 Annual Meeting of Share Owners:
        J. Trevor Eyton, L. Phillip Humann and Scott L. Probasco, Jr.

        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY
        MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE,      ---------------
        BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO        | SEE REVERSE |
        VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS'       |    SIDE     |
        RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR         ---------------
        SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

_____  PLEASE MARK YOUR                                                |  2516
| X |  VOTES AS IN THIS                                                |_______
_____  EXAMPLE.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSALS 2, 3, AND 4, AGAINST PROPOSALS 5 AND 6, AND AS THE PROXIES DEEM ADVISABLE ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

--------------------------------------------------------------------------------
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3, AND 4.
--------------------------------------------------------------------------------
                      FOR   WITHHELD
1. Election of        [_]     [_]
   Directors
   (See reverse)

For, except vote withheld from the following nominee(s):

-------------------------------------------------------

                      FOR   AGAINST   ABSTAIN
2. To approve the     [_]     [_]       [_]
   Company's Long-
   Term Incentive
   Plan (Effective
   January 1, 1998);

3. To approve the     [_]     [_]       [_]
   Company's Execu-
   tive Management
   Incentive Plan
   (Effective
   January 1, 1998);

4. To ratify the      [_]     [_]       [_]
   appointment of
   Ernst & Young LLP
   as independent
   auditors of the
   Company for the
   1998 fiscal year;
   and

--------------------------------------------------------------------------------
      THE BOARD OF DIRECTORS RECOMMEND A VOTE AGAINST PROPOSALS 5 AND 6.
--------------------------------------------------------------------------------

                      FOR   AGAINST   ABSTAIN
5. Share-Owner        [_]     [_]       [_]
   Proposal to create
   an independent
   nominating
   committee;

6. Share Owner        [_]     [_]       [_]
   Proposal to
   change the
   Company's
   stock option
   plans to
   prohibit
   modifications
   to options.
--------------------------------------------------------------------------------

DO YOU PLAN TO ATTEND THE        [_]      [_]
ANNUAL MEETING?                  Yes      No


SIGNATURE(S)                                          DATE
             --------------------------------------        --------------------
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.